Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of August 29, 2006

by and among

SAFETY COMPONENTS INTERNATIONAL, INC.,

SCI MERGER SUB, INC.

and

INTERNATIONAL TEXTILE GROUP, INC.

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2006 (this “Agreement”), is made and entered into by and among Safety Components International, Inc, a Delaware corporation (“SCI”), SCI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SCI (“Merger Sub”), and International Textile Group, Inc., a Delaware corporation (“ITG”).

RECITALS:

A. The Special Committee of the Board of Directors of SCI (the “SCI Special Committee”) and the Special Committee of the Board of Directors of ITG (the “ITG Special Committee”) have each approved this Agreement and the merger of Merger Sub with and into ITG (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

B. The SCI Special Committee has recommended to the Board of Directors of SCI that it approve this Agreement and the Merger and, upon such recommendation, the Board of Directors of SCI has so approved this Agreement and the Merger. The ITG Special Committee has recommended to the Board of Directors of ITG that it approve this Agreement and the Merger and, upon such recommendation, the Board of Directors of ITG has so approved this Agreement and the Merger;

C. SCI, Merger Sub and ITG desire to make certain representations and warranties and enter into certain covenants in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

D. For Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this Agreement constitute a plan of reorganization;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into ITG at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease and ITG shall continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones Day in Atlanta, Georgia.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger in respect of the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property of ITG and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of ITG and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) The Certificate of Incorporation of ITG, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that, as of the Effective Time, the Certificate of Incorporation of ITG shall be amended to reflect that the name of the Surviving Corporation shall be “ITG, Inc.”

(b) The By-laws of ITG, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that, as of the Effective Time, the By-laws of ITG shall be amended to reflect that the name of the Surviving Corporation shall be “ITG, Inc.”

Section 1.6 Board of Directors of the Surviving Corporation. The directors of ITG immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Certificate of Incorporation and By-laws of SCI.

(a) On or prior to the date hereof, the SCI Special Committee (and the Board of Directors of SCI, upon the recommendation of the SCI Special Committee) has approved the amendment and restatement of the Certificate of Incorporation of SCI in the form attached to this Agreement as Exhibit A, with such amendment and restatement to be effective as of the Effective Time (the “SCI Charter Amendment”), and the Merger, and has recommended to the stockholders of SCI that the SCI Charter Amendment be adopted by the stockholders of SCI. SCI acknowledges and agrees that such approval and recommendation by the SCI Special Committee constitutes the approval of the sole “Continuing Director,” as such term is used and defined in Article Sixth of SCI’s Certificate of Incorporation, as amended, to the SCI Charter Amendment and the Merger for purposes of said Article Sixth and, therefore, the voting provisions of Article Sixth, Section 1 of SCI’s Certificate of Incorporation are not applicable to any of the transactions contemplated by this Agreement.

(b) On or prior to the date hereof, the SCI Special Committee (and the Board of Directors of SCI, upon the recommendation of the SCI Special Committee) has approved an amendment to the By-laws of SCI, effective as of the Effective Time, to reflect that the name of SCI shall, at the Effective Time, be changed to “International Textile Group, Inc.”

Section 1.8 Pre-Merger SCI Stock Dividend. Prior to the Effective Time, the SCI board of directors shall declare a common stock dividend, payable to holders of record of SCI Common Stock immediately prior to the Effective Time, of one-ninth (1/9th) of one share of SCI Common Stock for each share of SCI Common Stock outstanding on such record date (with the total number of shares of SCI Common Stock so payable pursuant to such stock dividend to be rounded up to the nearest whole number). Such stock dividend shall be payable immediately prior to the Effective Time, subject to and in accordance with the terms hereof. The additional shares of SCI Common Stock so payable pursuant to such stock dividend are referred to herein as the “SCI Dividend Shares”. As promptly as practicable following the Closing Date, SCI will cause to be deposited with the Escrow Agent a certificate or certificates representing the SCI Dividend Shares (the SCI Dividend Shares so held by the Escrow Agent referred to as the “SCI Escrow Shares”), which certificates will be registered in the name of the Escrow Agent and will be held by the Escrow Agent on behalf of the record holders of the SCI Common Stock immediately prior to the Effective Time in an escrow fund for the purpose of satisfying any Indemnity Claims on behalf of SCI pursuant to Section 8.2 (the SCI Escrow Shares, together with any dividends thereon (whether payable in additional shares of SCI Common Stock, cash or other property), and any earnings on any such cash dividends, added thereto and held pursuant to the Escrow Agreement, being referred to herein as the “SCI Escrow Fund”). The SCI Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement. The SCI Stockholder Representative shall have all voting rights with respect to the SCI Escrow Shares for so long as such shares are held in the SCI Escrow Fund, provided that, at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI Common Stock, the SCI Stockholder Representative shall vote, or withhold such vote of, the SCI Escrow Shares then held in the SCI Escrow Fund in the same proportion as all other outstanding shares of SCI Common Stock (excluding the ITG Escrow Shares and shares of SCI Common Stock held by Affiliates of WL Ross & Co. LLC) that are voted in respect of such proposal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of ITG or the holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of ITG (“ITG Common Stock”) that is directly owned by ITG, SCI or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of ITG Common Stock. Each issued and outstanding share (other than shares to be canceled in accordance with Section 2.1(b)) of ITG Common Stock (including shares of ITG Common Stock that are shares of “Restricted Stock” under the ITG Stock Plan) shall be converted into the right to receive, subject to the terms of this Agreement and the Escrow Agreement, fully paid and nonassessable shares of the common stock, par value $0.01, of SCI (“SCI Common Stock”) at a ratio (the “Exchange Ratio”) of one share of SCI Common Stock for every 1.4739 shares of ITG Common Stock (the shares of SCI Common Stock into which the ITG Common Stock are to be so converted being referred to herein as the “Merger Consideration”). Shares of SCI Common Stock so received in respect of shares of ITG Common Stock that at the Effective Time are shares of “Restricted Stock” under the ITG Stock Plan shall, following the Effective Time, be subject to any restrictions or limitations on transfer and vesting with respect thereto that were applicable to such shares of ITG Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of ITG Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right, subject to Section 2.1(d) below, to receive the Merger Consideration and any cash in lieu of fractional shares of SCI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(d) ITG Escrow Fund. As promptly as practicable following the Closing Date, SCI shall cause to be deposited with the Escrow Agent a certificate or certificates issued in the name of the Escrow Agent representing a number of shares of SCI Common Stock (rounded up to the nearest whole number) equal to one-tenth (1/10th) of the total number of shares of SCI Common Stock otherwise payable to the holders of ITG Common Stock as the Merger Consideration at the Effective Time (such shares being referred to herein as the “ITG Escrow Shares,” and the ITG Escrow Shares, together with any dividends thereon (whether payable in additional shares of SCI Common Stock, cash or other property), and any earnings on any such cash dividends, added thereto and held pursuant to the Escrow Agreement, being referred to herein as the “ITG Escrow Fund”). The ITG Escrow Fund will be held by the Escrow Agent, on behalf of the holders of ITG Common Stock immediately prior to the Effective Time, for the purpose of satisfying any Indemnity Claims on behalf of ITG pursuant to Section 8.2. The ITG Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement. The ITG Stockholder Representative shall have all voting rights with respect to the ITG Escrow Shares for so long as such shares are held in the ITG Escrow Fund, provided that, at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI Common Stock, the ITG Stockholder Representative shall vote, or withhold such vote of, the ITG Escrow Shares then held in the ITG Escrow Fund in the same proportion as all other outstanding shares of SCI Common Stock (excluding the SCI Escrow Shares and shares of SCI Common Stock held by Affiliates of WL Ross & Co. LLC) that are voted in respect of such proposal. The Merger Consideration, less the ITG Escrow Shares, is referred to herein as the “Closing Date Merger Consideration.”

(e) Anti-Dilution Provisions. In the event SCI or ITG changes (or establishes a record date for changing) the number of shares of SCI Common Stock or ITG Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding SCI Common Stock or ITG Common Stock, and the record date therefor shall be prior to the Effective Time, then the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction. In addition, in the event SCI or ITG pays (or establishes a record date for payment of) an extraordinary dividend on, or makes any other extraordinary distribution in respect of, the SCI Common Stock or ITG Common Stock, respectively, then the Exchange Ratio shall be appropriately adjusted to reflect such dividend or distribution. Notwithstanding the foregoing, no such adjustment shall be made in respect of the dividend of SCI Common Stock contemplated by and described in Section 1.8 above.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, SCI shall enter into an agreement with such bank or trust company as may be designated by SCI and be reasonably satisfactory to ITG (the “Exchange Agent”), which shall provide that SCI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of ITG Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of SCI Common Stock included in the Closing Date Merger Consideration issuable pursuant to Section 2.1 in exchange for outstanding shares of ITG Common Stock. SCI shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.2(c) on shares of SCI Common Stock included in the Closing Date Merger Consideration, and to make payments in lieu of any fractional shares of SCI Common Stock in accordance with Section 2.2(e).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ITG Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SCI may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Closing Date Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a certificate representing that number of whole shares of SCI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1(c) in respect of such Certificate, less the pro rata portion (based upon the number of shares of ITG Common Stock represented by such Certificate in relation to the total number of shares of ITG Common Stock issued and outstanding immediately prior to the Effective Time) of ITG Escrow Shares attributable to the shares of ITG Common Stock formerly represented by such Certificate, (ii) certain dividends or other distributions on shares of SCI Common Stock, if any, included as a part of the Closing Date Merger Consideration in accordance with Section 2.2(c), (iii) cash in lieu of any fractional share of SCI Common Stock in accordance with Section 2.2(e), and (iv) distributions of the pro rata portion of the ITG Escrow Fund distributable in respect of the shares of ITG Common Stock formerly represented by such Certificate, subject to and in accordance with the terms of the Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ITG Common Stock that is not registered in the transfer records of ITG, a certificate representing the proper number of shares of SCI Common Stock included in the Closing Date Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, and the pro rata portion of the ITG Escrow Fund issuable in respect of such Certificate may be issued in the name of a person other than the person in whose name the Certificate so surrendered is registered, in each case, only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of SCI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of SCI that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) upon such surrender, the Closing Date Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions, if any, on shares included in the Closing Date Merger Consideration in accordance with Section 2.2(c), cash in lieu of any fractional share of SCI Common Stock in accordance with Section 2.2(e) and (ii) subject to and in accordance with the terms of the Escrow Agreement, the pro rata portion of the ITG Escrow Fund attributable to shares of ITG Common Stock formerly represented by such Certificate. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions with a record date after the Effective Time with respect to SCI Common Stock included as a part of the Closing Date Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SCI Common Stock represented thereby, and no cash payment in lieu of fractional shares of SCI

Common Stock shall be paid to any such holder pursuant to Section 2.2(e), until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of SCI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SCI Common Stock included as a part of the Closing Date Merger Consideration, and the amount of any cash payable in lieu of a fractional share of SCI Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SCI Common Stock included as a part of the Closing Date Merger Consideration.

(d) No Further Ownership Rights in ITG Common Stock. The shares of SCI Common Stock included as a part of the Closing Date Merger Consideration and issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II), together with the ITG Escrow Shares and any other amounts payable out of the ITG Escrow Fund in accordance with the terms of the Escrow Agreement, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of ITG Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ITG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of SCI Common Stock shall be issued upon the surrender for exchange of Certificates formerly representing ITG Common Stock. No dividend or distribution of SCI shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of SCI.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of ITG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SCI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of SCI Common Stock multiplied by the per share closing price of SCI Common Stock on the Closing Date, as such price is quoted on the OTC-BB maintained by NASD.

(f) No Liability. None of SCI, Merger Sub, ITG, the Exchange Agent or the Escrow Agent shall be liable to any person in respect of any Merger Consideration, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of SCI Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of SCI Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SCI, the posting by such person of a bond in such reasonable amount as SCI may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Closing Date Merger Consideration and any unpaid dividends and distributions in respect thereof and any cash in lieu of fractional shares of SCI Common Stock, in each case pursuant to this Agreement.

(h) Distributions Pursuant to the Escrow Agreement. No distribution of ITG Escrow Shares or other amounts out of the ITG Escrow Fund shall be made by the Escrow Agent in respect of shares represented by any Certificate unless and until the holder thereof has complied with the provisions of this Section 2.2 entitling such holder to receive its share of the Closing Date Merger Consideration in respect of such Certificate.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of ITG Common Stock issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of ITG Common Stock of such holder shall be treated as a share of ITG Common Stock that had been converted as of the Effective Time into the right to receive, subject to Section 2.1(d) above, the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence.

(b) ITG shall provide to SCI prompt notice of any demands received by ITG for appraisal of ITG Common Stock and shall keep ITG reasonably informed with respect to all negotiations and proceedings with respect to any such demands.

Section 2.4 ITG Stock Options.

(a) As soon as practicable following the date of this Agreement, the Compensation Committee of the Board of Directors of ITG shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) to adjust the terms of all outstanding options to purchase shares of ITG Common Stock (each, an “ITG Stock Option”), whether vested or unvested, as necessary to provide that, at the Effective Time, each ITG Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same (except as provided in this Section 2.4) terms and conditions as were applicable under the ITG Stock Option, the number of shares of SCI Common Stock (rounded down to the nearest whole share) determined by dividing the number of shares of ITG Common Stock subject to such ITG Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of SCI Common Stock equal to (A) the exercise price per share of ITG Common Stock otherwise purchasable pursuant to such ITG Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided, that such exercise price shall be rounded up to the nearest whole cent; and

(ii) to make such other changes to the International Textile Group, Inc. Equity Incentive Plan (the “ITG Stock Plan”) as ITG may reasonably determine in good faith to be appropriate to give effect to the Merger and the terms of this Section 2.4.

(b) The adjustments provided herein with respect to any ITG Stock Options shall be and are intended to be effected in a manner which is consistent with Sections 409A and 424(a) of the Code.

(c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action (other than that described in Section 2.4(a) above), each ITG Stock Option outstanding at the Effective Time shall be converted into an option relating to SCI Common Stock following the Effective Time so as to substitute SCI Common Stock for ITG Common Stock purchasable thereunder (subject to the adjustments required by this Section 2.4 after giving effect to the Merger). Prior to the Effective Time, SCI shall take all necessary actions for the conversion of ITG Stock Options, including the reservation for issuance of shares of SCI Common Stock in a number at least equal to the number of shares of SCI Common Stock that will be subject to the Adjusted Options.

(d) As soon as practicable following the Effective Time, SCI shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of SCI Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the ITG Stock Plan after the Effective Time, may remain outstanding.

(e) As soon as practicable after the Effective Time, SCI shall deliver to the holders of ITG Stock Options appropriate notices setting forth such holders’ rights pursuant to the ITG Stock Plan and the agreements evidencing the grants of such ITG Stock Options and that such ITG Stock Options and agreements shall be assumed by SCI and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger).

(f) Except as otherwise expressly provided in this Section 2.4 and except to the extent required under the respective terms of ITG Stock Options, all restrictions or limitations on transfer and vesting with respect to ITG Stock Options awarded under the ITG Stock Plan or any other plan, program or arrangement of ITG or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by SCI as set forth above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ITG. Except as expressly set forth in the disclosure schedule delivered by ITG to SCI prior to the execution of this Agreement (the “ITG Disclosure Schedule”), ITG represents and warrants to SCI and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. Each of ITG and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of ITG and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each additional jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on ITG. ITG has made available to SCI prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-laws, as amended to date. The respective minute books of ITG and its Subsidiaries accurately reflect all material corporate actions of their respective stockholders, members, owners, directors and/or managers, as applicable.

(b) Subsidiaries. Section 3.1(b) of the ITG Disclosure Schedule sets forth each Subsidiary of ITG as of the date hereof and its jurisdiction of incorporation or formation. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of ITG have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by ITG, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date hereof, ITG does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) Capital Structure. The authorized capital stock of ITG consists of 25,100,000 shares, including 25,000,000 shares of ITG Common Stock and 100,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, (i) no shares of ITG preferred stock were issued and outstanding, (ii) 16,749,456 shares of ITG Common Stock were issued and outstanding (including 902,500 shares of ITG Common Stock that are shares of “restricted stock” issued pursuant to the ITG Stock Plan), with the holders of, and amounts of, such ITG Common Stock set forth in Section 3.1(c) of the ITG Disclosure Schedule, (iii) no shares of ITG Common Stock were held by ITG in its treasury, (iv) 2,009,935 shares of ITG Common Stock were reserved for issuance pursuant to the ITG Stock Plan (including 895,500 shares reserved for issuance pursuant to ITG Stock Options currently outstanding under such ITG Stock Plan), with the holders of, and amount and exercise price, of such outstanding ITG Stock Options set forth in Section 3.1(c) of the ITG Disclosure Schedule and (v) an ITG Stock Option to purchase 50,000 shares of ITG Common Stock has been issued pursuant to The ITG Stock Option Plan for Nonemployee Directors and is outstanding, with the holder of, and amount and exercise price, of such outstanding ITG Stock Option set forth in Section 3.1(c) of the ITG Disclosure Schedule. All of the issued and outstanding shares of ITG Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth above or in Section 3.1(c) of the ITG Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of ITG, (B) any securities of ITG or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, ITG or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from ITG or any Subsidiary of ITG, and no obligation of ITG or any Subsidiary of ITG to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of, or other ownership interests in, ITG or any of its Subsidiaries and (y) as of the date of this Agreement, there are not any outstanding obligations of ITG or any Subsidiary of ITG to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 3.1(c) of the ITG Disclosure Schedule, ITG is not a party to any voting agreement with respect to the voting of any such securities.

(d) Power and Authority; Due Authorization. ITG has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ITG and the consummation by ITG of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of ITG, subject to receipt of the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of ITG Common Stock to adopt and approve this Agreement and the Merger (the “ITG Stockholder Approval”). This Agreement has been duly executed and delivered by ITG and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the valid and binding obligation of ITG, enforceable against ITG in accordance with its terms.

(e) Noncontravention; Governmental Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Certificate of Incorporation or By-laws of ITG. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of ITG or any of its Subsidiaries under, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to ITG or any of its Subsidiaries or their respective properties or assets or (ii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ITG or any of its Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on ITG. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission, body or authority or any non-governmental self-regulatory agency, commission, body or authority (each a “Governmental Entity”) is required by ITG or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ITG or the consummation by ITG of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations and (ii) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on ITG.

(f) Information Supplied. None of the information supplied or to be supplied by ITG specifically for inclusion in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by SCI in respect of the SCI

Common Stock to be issued pursuant to the Merger (such registration statement, including both the prospectus and the proxy statement to be furnished to the holders of the SCI Common Stock included therein, in each case, together with any amendments or supplements thereto, being referred to as the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act of 1933 (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Financial Statements.

(i) The consolidated financial statements (including, in each case, any notes thereto) set forth in Section 3.1(g) of the ITG Disclosure Schedule (the “ITG Financial Statements”) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial condition, results of operations and cash flows of ITG and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end adjustments which did not or would not, individually or in the aggregate, be material).

(ii) As of July 2, 2006, ITG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required by GAAP to be reflected in the October 2, 2005 audited consolidated balance sheet of ITG and its Subsidiaries, or in the notes thereto, which are not fully reflected or reserved against therein or fully disclosed in a note thereto, other than any such liabilities, obligations and loss contingencies which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ITG.

(h) Absence of Certain Changes or Events. Since July 2, 2006, except as (i) specifically contemplated by this Agreement or (ii) disclosed in Section 3.1(h) of the ITG Disclosure Schedule, ITG and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect with respect to ITG, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by ITG, or (C) any action taken by ITG or any of its Subsidiaries during the period from July 2, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

(i) Legal Proceedings. There are no pending or, to ITG’s Knowledge, threatened, legal, administrative or arbitration proceedings, claims, actions or, to ITG’s Knowledge, governmental investigations or inquiries of any nature (collectively, an “ITG Proceeding”) which ITG has received written notice of, or to ITG’s Knowledge, which

ITG has received oral notice of, against ITG or any ITG Subsidiary or to which ITG or any ITG Subsidiary’s assets are or may be subject, either (i) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (ii) which reasonably could be expected to adversely affect the ability of ITG to perform under this Agreement, or have a Material Adverse Effect on ITG.

(j) Compliance with Applicable Laws.

(i) ITG and each ITG Subsidiary is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, Permits, ordinances, rules, guidelines, policies, judgments, orders or decrees applicable to it, its properties and assets, its business, its conduct of business and its relationship with its employees (collectively, “Laws”), and neither ITG nor any ITG Subsidiary has received any written notice to the contrary that has not been resolved, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ITG.

(ii) ITG and each ITG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations (collectively, the “Permits”) with, all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted in all material respects. All such Permits are in full force and effect and, to the Knowledge of ITG, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 3.1(e) and such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ITG.

(iii) Neither ITG nor any ITG Subsidiary has received any written notification from any Governmental Entity or industry regulator that has not been resolved (i) asserting that ITG or any ITG Subsidiary is not in compliance with any Laws in any material respect; (ii) revoking or suspending any Permit that is material to the operations of ITG or any ITG Subsidiary; (iii) requiring or threatening to require ITG or any ITG Subsidiary, or indicating that ITG or any ITG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding with any Governmental Entity purporting to restrict or limit the operations of ITG or any ITG Subsidiary in any material respect; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, the operations of ITG or any ITG Subsidiary in any material respect (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ITG nor any ITG Subsidiary has received any Regulatory Agreement that has not been resolved nor has ITG or any ITG Subsidiary consented to or entered into any Regulatory Agreement that is currently in effect.

(k) Voting Requirements. The ITG Stockholder Approval is the only vote of the holders of any class or series of ITG’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(l) State Takeover Statutes. The ITG Special Committee, and the Board of Directors of ITG (upon the recommendation of the ITG Special Committee), has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The provisions of Section 203 of the DGCL do not apply to SCI or its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement and, to the Knowledge of ITG, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

(m) Brokers. No broker, investment banker, financial advisor or other person, other than SunTrust Robinson Humphrey, the fees, commissions and expenses of which will be paid by ITG, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ITG.

(n) Opinion of Financial Advisor. The Special Committee of the Board of Directors of ITG has received the opinion of SunTrust Robinson Humphrey, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of ITG (other than the Controlling Entity and its Affiliates, to whom SunTrust Robinson Humphrey expresses no opinion), a signed copy of which has been delivered to SCI, it being understood that neither SCI nor Merger Sub may rely upon such opinion. Such opinion of SunTrust Robinson Humphrey constitutes the opinion of an “Independent Financial Advisor,” as such term is used and defined in Section 7.2(b) of each of the Shareholders Agreement, dated as of May 2, 2005, among ITG and its shareholders party thereto, and the Shareholders Agreement, dated as of June 8, 2005, between ITG and the Pension Benefit Guaranty Corporation.

(o) Employee Benefits.

(i) Section 3.1(o) of the ITG Disclosure Schedule sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other executive compensation plan or agreement, bonus plan, incentive compensation plan, stock option or other equity compensation plan, deferred compensation plan or agreement, severance pay and other change of control agreement, employee stock purchase plan, and fringe benefit plan sponsored, maintained, or contributed to by ITG or any of its Subsidiaries for the benefit of any current or former employee of ITG or a Subsidiary of ITG (such plans are collectively referred to as the “ITG Benefit Plans” or “ITG Plans”). Section 3.1(o) of the ITG Disclosure Schedule identifies, in separate categories, ITG Benefit Plans that are (i) subject to Sections 4063 and 4064 of ERISA (“ITG Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section

4001(a)(3) of ERISA) (“ITG Multiemployer Plans”) or (iii) welfare plans providing continuing benefits after the termination of employment (other than health plan continuation coverage as required by Section 4980B of the Code and at the former employee’s own expense). As of the date of this Agreement and at all times since August 2, 2004, ITG has not had any ERISA Affiliates other than the Subsidiaries. For purposes of this Agreement, with respect to either ITG or SCI, the term “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) other than ITG (or SCI, as the case may be), which is treated with ITG (or SCI, as the case may be) as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(ii) Each ITG Benefit Plan is in writing and ITG has previously furnished to SCI or made available to SCI a true and complete copy of each ITG Plan document, including all amendments thereto, and (if applicable) a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such ITG Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such ITG Plan. Neither ITG nor any Subsidiary has any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any ITG Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii) Except as set forth on Schedule 3.1(o) of the ITG Disclosure Schedule, with respect to all employees and former employees (including their dependents and spouses) of ITG and its Subsidiaries, neither ITG nor any Subsidiary of ITG currently has or has ever had in the past three years, any obligation to contribute to (or any other liability with respect to) any funded or unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees (including dependents and spouses), except for continued medical benefit coverage for former employees, their spouses and other eligible dependents at their expense as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state laws.

(iv) Each of the ITG Benefit Plans has been maintained in all material respects in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the ITG Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. To the Knowledge of ITG and the ITG Subsidiaries there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the ITG Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the ITG Benefit Plans which could result in any material liability to ITG or any ITG Subsidiary.

(v) Each ITG Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“ITG Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, in the case of a plan maintained pursuant to the adoption of a master or prototype plan document, the sponsor of the master or prototype plan has obtained from the National Office of the IRS an opinion letter to the effect that the form of the master or prototype document is acceptable for the establishment of a qualified retirement plan); and, notwithstanding any disclosure in Section 3.1(o) of the ITG Disclosure Schedule or elsewhere, to the Knowledge of ITG, nothing has occurred that would adversely affect the qualified status of such ITG Plan.

(vi) Except as set forth on Schedule 3.1(o) of the ITG Disclosure Schedule, neither ITG nor any Subsidiary or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person or entity other than ITG or any Subsidiary during the period beginning on August 2, 2004 and ending on the Closing Date. There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the ITG Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(vii) Neither ITG nor any Subsidiary of ITG has engaged in a transaction with respect to any ITG Benefit Plan that has subjected or could reasonably be expected to subject ITG or any Subsidiary of ITG to a tax or penalty imposed by either Section 4975 of the Code or Section 406 or 502 of ERISA in an amount which would be material. Neither ITG nor any Subsidiary of ITG is currently liable or has previously incurred any liability for any material tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither ITG nor any Subsidiary of ITG has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(viii) As of the date of this Agreement there is no pending or, to the Knowledge of ITG, threatened litigation relating to the ITG Benefit Plans, other than routine claims for benefits in the ordinary course of plan administration.

(ix) All contributions and premiums required by law or by the terms of any ITG Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on Section 3.1(o) of the ITG Disclosure Schedule, no accumulated funding deficiencies exist in any of the ITG Benefit Plans subject to Section 412 of the Code.

(x) The liabilities of each ITG Benefit Plan that has been terminated or otherwise wound up, have been fully discharged or are being fully discharged in compliance with applicable law.

(xi) All material benefit plans, contracts and arrangements covering non-U.S. employees (“Non-U.S. ITG Benefit Plans”) are listed in Section 3.1(o) of the ITG Disclosure Schedule. Each Non-U.S. ITG Benefit Plan as to which ITG or a Subsidiary of ITG is the plan sponsor or a contributing employer (excluding any governmental social insurance schemes or plans) has been maintained in substantial compliance with its terms and in all material respects with the requirements of the laws and regulations of any applicable jurisdiction. Except as disclosed in Section 3.1(o) of the ITG Disclosure Schedule, neither ITG nor any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical benefits for non-U.S. employees. All contributions, payments or liabilities accrued under each Non-U.S. ITG Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid or remitted and accrued in any case consistent with prior practice, (A) on or prior to the Closing Date or (B) in the case of a funded Non-U.S. ITG Benefit Plan in respect to which payments are required to be made to an insurance company, trust or support fund or other independent entity, within such time as ITG or its Subsidiary normally makes such payments.

(xii) Each trust maintained or contributed to by ITG or a Subsidiary which is intended to be qualified as a voluntary employees’ beneficiary association exempt from federal income taxation under Section 501(a) and 501 (c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Knowledge of ITG and its Subsidiaries no fact or event has occurred since the date of such determination by the IRS that could reasonably be expected to adversely affect such qualified or exempt status.

(xiii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment (including, without limitation, severance, retention bonus or golden parachute) becoming due to any current or former director, employee or independent contractor of ITG or any Subsidiary, (B) increase any benefits otherwise payable under any ITG Benefit Plan, or (C) result in the acceleration of the time of payment or vesting of any benefit. No payments or benefits under any ITG Benefit Plan or other agreement with ITG or any Subsidiary of ITG will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(xiv) Section 3.1(o) of the ITG Disclosure Schedule sets forth each ITG Benefit Plan that is subject to Section 409A of the Code.

(p) Environmental Matters.

(i) The use by ITG and its Subsidiaries and, to the Knowledge of ITG, the use by any predecessor entities, of properties, and the occupancy and operation thereof is, and at all times has been, in material compliance with, and has not been and is not in material violation under, any Environmental Law, other than any such instances of noncompliance that have been previously resolved, and instances of noncompliance to the extent such instances of noncompliance are reserved against on the most recent balance sheet included in the ITG Financial Statements.

(ii) ITG and its Subsidiaries have (1) completed and filed all reports and filings in a materially timely fashion, (2) obtained all material required approvals and licenses, and (3) generated, maintained and retained all required data, documentation and records required by the Environmental Laws or any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(iii) Neither ITG nor any of its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has permitted the emission, spill, release, or discharge or disposal (whether intentional or not) of a Hazardous Substance or disposal of Solid Waste on properties it currently owns or has formerly owned or operated, nor, to the Knowledge of ITG, is there a basis for any ITG Proceeding by any person or governmental authority alleging a violation of or liability under any Environmental Law, including, without limitation, relating to migration of Hazardous Substances from any property currently or formerly owned or operated by ITG or its Subsidiaries or any predecessor entities, in any such case, that is reasonably likely to result in any material liability to ITG or any of its Subsidiaries or any of their respective shareholders or other owners under any applicable Environmental Law or any common law.

(iv) Neither ITG nor its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has received any notice or communication from any third party, governmental authority or private citizen acting in the public interest asserting a claim or threatening to assert a claim that has not been resolved concerning the violation or potential or alleged violation of, or failure to comply with, any Environmental Law in any material respect.

(v) Neither ITG nor its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the business of ITG, any of its Subsidiaries or any predecessor entity (including, without limitation, for disposal to disposal facilities not owned or operated by ITG, any ITG Subsidiary or any predecessor entities to ITG or any ITG Subsidiary) that is reasonably likely to lead to any material liability to ITG or any of its Subsidiaries or any of their respective shareholders under any applicable Environmental Law or any common law.

(q) Real Property; Real Property Leases.

(i) Section 3.1(q)(i) of the ITG Disclosure Schedule contains a brief description of all real property owned by ITG and any of its Subsidiaries (the “Owned Real Property”). Each of ITG and its Subsidiaries, as applicable, has good and marketable fee simple title (free and clear of any Liens other than Permitted Liens) to the Owned Real Property.

(ii) Section 3.1(q)(ii) of the ITG Disclosure Schedule sets forth a list of each lease or similar agreement under which ITG or any of its Subsidiaries is lessee of, or holds or operates, any real property owned by any third person and which provide for future annual payments of more than $240,000 and which may not be canceled upon ninety (90) or fewer days’ notice without any liability, penalty or premium, other than a nominal cancellation fee or charge (collectively, the “Real Property Leases” and the property leased under such Real Property Leases is referred to herein, together with the Owned Real Property, as the “Real Property”). Each of ITG and its Subsidiaries, as applicable, enjoys, peaceful and undisturbed possession of the premises leased by them under the Real Property Leases. The Real Property Leases are in full force and effect and no event has occurred which, with the giving of notice or the passage of time or both would constitute a default of, or violation by, the tenant thereunder. To the Knowledge of ITG, no default of, or violation by, the landlord has occurred under any of representations, covenants or other terms of the Real Property Leases nor has any event occurred which, with the giving of notice or the passage of time or both would constitute a default of, or violation by, the landlord thereunder.

(r) Taxes. Except as set forth in Section 3.1(r) of the ITG Disclosure Schedule:

(i) Each Affiliated Group has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) for each taxable period during which any of ITG and its Subsidiaries was a member of the group, or requests for extensions to file such returns and reports have been timely filed.

(ii) All of the foregoing returns and reports are true, correct, and complete in all material aspects. All material Taxes owed by any Affiliated Group (whether or not shown on any tax return) have been timely paid for each taxable period during which any of ITG and its Subsidiaries was a member of the group or are reserved against on the most recent balance sheet included in the ITG Financial Statements.

(iii) Each Affiliated Group has declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws) for each taxable period during which any of ITG and its Subsidiaries was a member of the group. Each Affiliated Group has paid, or made adequate provision in accordance with GAAP in the applicable Financial Statements for, all material Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all material Taxes payable in respect of all periods ended on or prior to the Effective Time.

(iv) No director or officer (or employee responsible for Tax matters) of ITG and its Subsidiaries have been notified in writing by any jurisdiction that the jurisdiction believes that any Affiliated Group which ITG and its Subsidiaries was a member of the group were required to file any Tax return that was not filed. Neither ITG nor its Subsidiaries have been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was International Textile Holdings, Inc. (“Holdco”).

(v) All material deficiencies proposed as a result of any audits have been paid or settled. There are no material claims or assessments pending against any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group for any alleged deficiency in any Tax, and neither ITG nor any of its Subsidiaries have been notified in writing of any proposed material Tax claims or assessments against any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group. Any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group have complied with all applicable laws relating to the payment, collection and withholding of material amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all material Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. ITG and its Subsidiaries have made available to SCI true and complete copies of all Tax returns of ITG and its Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

(vi) Neither ITG nor any of its Subsidiaries has any material liability for the Taxes of any person (other than ITG and its Subsidiaries) (A) under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(vii) Any tax-sharing agreement of which ITG and its Subsidiaries is a party to is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(viii) Holdco shall include the income of ITG and its Subsidiaries (including any deferred items triggered into income by Reg. 1.11502-13 and any excess loss account taken into income under Reg. 1.1502-19) on Holdco’s consolidated federal income tax returns for all periods through the end of the Closing Date and pay any federal income taxes attributable to such income. ITG and its Subsidiaries shall furnish Tax information to Holdco for inclusion in Holdco’s federal consolidated income tax return for the period that includes the Closing Date in accordance with ITG’s past custom and practice. The income if ITG and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of ITG and its Subsidiaries as of the end of the Closing Date.

(ix) Holdco shall not settle any audit of a Holdco consolidated federal income tax return to the extent that such return relates to ITG and its Subsidiaries in a manner that would adversely affect ITG and its Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a person that owned ITG and its Subsidiaries both before and after the Closing Date.

(x) Holdco shall immediately pay to SCI any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of ITG and its Subsidiaries into the Holdco consolidated tax return, when such refund (or reduction) is realized by Holdco’s group. At SCI’s request, Holdco will cooperate with ITG and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended tax returns or refund claims.

(xi) Holdco shall not elect to retain any net operating loss carryovers or capital loss carryovers of ITG and its Subsidiaries.

(s) Material Agreements. (A) Section 3.1(s) of the ITG Disclosure Schedule contains a complete and accurate list of the following agreements, instruments to which ITG or any of its Subsidiaries is a party or by which ITG or its Subsidiaries or any of their respective properties or assets are bound (each such agreement, contract or instrument, together with the supplier agreements required to be listed in Section 3.1(z) of the ITG Disclosure Schedule, the customer agreements required to be listed in Section 3.1(y) of the ITG Disclosure Schedule, the leases required to be listed in Section 3.1(q)(ii) of the ITG Disclosure Schedule, and the related-party agreements required to be listed in Section 3.1(u) of the ITG Disclosure Schedule being a “Material Agreement”):

(i) all executory contracts or commitments for capital expenditures under which ITG or any ITG Subsidiary as of the date of this Agreement has remaining obligations in excess of $1 million each;

(ii) (A) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to or securing obligations for borrowed money and guarantees of obligations for borrowed money, and all reimbursement agreements with respect to letters of credit and (B) all mortgages, pledge or security agreements or other documents creating or evidencing Liens on any asset owned by ITG or any ITG Subsidiary or used by ITG or any ITG Subsidiary in its business, in any such case, involving an amount in excess of $1 million;

(iii) all agreements regarding ongoing remediation under Environmental Laws;

(iv) all joint venture or partnership agreements, or agreements providing for the sharing of facilities or ownership of a minority equity investment, by ITG or any ITG Subsidiary with any other Person;

(v) all agreements providing for the purchase or sale by ITG or any ITG Subsidiary of a product line, business or similar material asset from another Person in which the net proceeds of such purchase or sale were $1 million and under which ITG or any ITG Subsidiary has any outstanding obligations,

(vi) all noncompetition or similar agreements that restrict ITG or any ITG Subsidiary from carrying on its business anywhere in the world;

(vii) all agreements with a term in excess of one year or requiring payments in excess of $250,000 in any twelve-month period providing for the employment of any director, officer, employee, consultant or independent contractor; and all collective bargaining agreements; and

(viii) all amendments, supplements, and modifications (whether written or oral) in respect of any of the foregoing.

(B) Each of the Material Agreements is in full force and effect and constitutes a valid and binding obligation of ITG or its Subsidiary, as applicable, and to ITG’s Knowledge, the other party(ies) thereto. Neither ITG nor its Subsidiary, as applicable, is in breach or default in any material respect under any Material Agreement, and to the Knowledge of ITG no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by ITG or its Subsidiary, as applicable. To ITG’s Knowledge, no event has occurred or condition or state of facts exists that, with or without the passage of time or the giving of notice or both, constitutes or would constitute a material breach or default under any Material Agreement by any other party thereto. Except as set forth in Section 3.1(e) of the ITG Disclosure Schedule, none of the rights of ITG or its Subsidiary under any Material Agreement are entitled to be terminated or modified and no consent or approval of any third party is required under the terms of any Material Agreement as a result of the consummation of the transactions contemplated hereunder.

ITG has delivered or made available to SCI and the SCI Special Committee true, correct and complete copies of all Material Agreements and all amendments thereto.

(t) Ownership of Property; Insurance Coverage.

(i) ITG and each ITG Subsidiary has marketable title to all material assets and properties owned by ITG or each ITG Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are tangible or intangible, including all material assets and property reflected in the most recent consolidated statement of financial condition contained in the ITG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to, except as set forth in Section 3.1(t) of the ITG Disclosure Schedule, no Liens except for Permitted Liens.

(ii) ITG and each ITG Subsidiary currently maintain insurance considered by ITG to be reasonable for their respective operations. Neither ITG nor any ITG Subsidiary, has received written notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. Section 3.1(t) of the ITG Disclosure Schedule identifies all policies of insurance maintained by ITG and each ITG Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. ITG has made available to SCI copies of all of the policies listed on Section 3.1(t) of the ITG Disclosure Schedule.

(u) Related Party Transactions. Except as set forth in Section 3.1(u) of the ITG Disclosure Schedule, neither ITG, any ITG Subsidiary or any Controlling Entity nor, to ITG’s Knowledge, any director, manager or officer of ITG, any ITG Subsidiary or any Controlling Entity (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of ITG or any ITG Subsidiary; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, including any ITG Intellectual Property, which ITG or any ITG Subsidiary is using, has used during the past thirty-six (36) months or the use of which is necessary for its business; (c) is a party to any contract or agreement, other than an employment agreement or Benefit Plan, with ITG or its Subsidiary, or (d) has any cause of action or other claim whatsoever against, or owes any amount to, ITG or its Subsidiary except for claims which will be discharged at or prior to the Closing or claims in the ordinary course of business, such as for accrued vacation pay or accrued benefits under Benefit Plans and similar matters related to employment.

(v) Registration Obligations. Neither ITG nor any ITG Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any transaction involving any of its securities under the Securities Act of 1933, as amended, which will survive the Effective Time and be binding upon SCI.

(w) Intellectual Property.

(i) Section 3.1(w) of the ITG Disclosure Schedule lists, and identifies as owned or licensed, all (i) patents and patent applications owned or used by ITG or any ITG Subsidiary, including the jurisdiction, owner, filing date, issue date, and expiration date; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, domain names and other commercial symbols used or intended or expected to be used in the business of ITG or any ITG Subsidiary (“ITG Trademarks”) that are registered or with respect to which applications have been filed for registration before any state, national or community office; (iii) unregistered (including common law) ITG Trademarks material to the business of ITG or any ITG Subsidiary; and (iv) registered copyrights owned or used by ITG or any ITG Subsidiary (collectively, the “ITG Intellectual Property”). Except for ITG Licensed Intellectual Property (defined below), ITG and its Subsidiaries, as applicable, own all right, title and interest in and to all ITG Intellectual Property identified on Section 3.1(w) of the ITG Disclosure Schedule as “ITG Owned Intellectual Property,” free and clear of all Liens except Permitted Liens. ITG and its Subsidiaries, as applicable, are the licensee of (or have otherwise been permitted, through non-assertion agreements, settlement or similar agreements or otherwise, to use) the ITG Intellectual Property identified in Section 3.1(w) of the ITG Disclosure Schedule as “ITG Licensed Intellectual Property” and such right to use is free and clear of all Liens except for Permitted Liens and except as set forth in the agreements governing such ITG Licensed Intellectual Property and listed in Section 3.1(w) of the ITG Disclosure Schedule. ITG or an ITG Subsidiary has delivered or made available to SCI complete copies of such agreements.

(ii) The ITG Owned Intellectual Property and the ITG Licensed Intellectual Property are collectively referred to herein as the “ITG Scheduled Intellectual Property.” ITG or its Subsidiaries own, license or otherwise possess (or have applied for) legally enforceable rights to use as they are currently used in the conduct of their business all ITG Intellectual Property, except where the failure to so own, be licensed or otherwise possess such rights would not reasonably be expected to have a Material Adverse Effect on ITG. No stockholder of ITG owns, in whole or in part, any ITG Intellectual Property which ITG or its Subsidiaries are using or the use of which is necessary for their business. None of the ITG Intellectual Property owned or used by ITG or its Subsidiaries is subject to any outstanding order, ruling, decree, judgment or stipulation to which ITG or its Subsidiaries is or has been made a party by or with any Governmental Entity, or has since the acquisition of such ITG Intellectual Property by ITG or any ITG Subsidiary, been subject to any ITG Proceeding by or against ITG or any ITG Subsidiary (whether or not resolved in favor of ITG or the ITG Subsidiary).

(iii) Except for the ITG Licensed Intellectual Property, there are no agreements or arrangements pursuant to which ITG or any ITG Subsidiary has had ITG Intellectual Property licensed to it, or has otherwise been permitted to use ITG Intellectual Property (through non-assertion agreements, settlement or similar agreements or otherwise), except where the same would not reasonably be expected to have a Material Adverse Effect on ITG. Neither ITG nor any ITG Subsidiary, as applicable, is in violation of any license agreement to which it is a party, or by which it or its assets are bound, with respect to off-the-shelf software, except where such violation could not reasonably be expected to have a Material Adverse Effect on ITG.

(iv) The conduct by ITG and its Subsidiaries of their business does not infringe upon or violate the ITG Intellectual Property rights of any other Person, except where such infringement or violation could not reasonably be expected to have a Material Adverse Effect on ITG. There is no pending nor to ITG’s Knowledge any threatened ITG Proceeding, nor to ITG’s Knowledge is there any basis for any valid claim, demand or ITG Proceeding, which (in any such case) (i) challenges the rights of ITG or any Subsidiary in respect of any ITG Intellectual Property or (ii) asserts that ITG or any ITG Subsidiary is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any ITG Intellectual Property.

(v) To ITG’s Knowledge, no other Person is infringing any ITG Scheduled Intellectual Property. To ITG’s Knowledge and except for those rights or interests set forth in written licenses or other written contracts identified on Section 3.1(w) of the ITG Disclosure Schedule as requiring such payments, ITG and its Subsidiaries’ ITG Intellectual Property is free from any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, of any Person.

(vi) There are no administrative filings or responses, including but not limited to Section 8 Affidavits of Use, Section 15 Affidavits of Incontestability, Section 9 Applications for Renewal, Statements of Use Under 37 CFR 2.88 or responses to outstanding office actions, required by the United States Patent and Trademark Office with respect to any ITG Trademark due prior to the date which is sixty (60) days following the Closing Date.

(x) Employees; Labor Matters. Except as set forth in Section 3.1(x) of the ITG Disclosure Schedule, there are no labor or collective bargaining agreements to which ITG or any ITG Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary (other than routine employee grievances that are not related to union employees). ITG and each ITG Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such instances of noncompliance as would not, individually or in the aggregate, result in a

Material Adverse Effect on ITG. Neither ITG nor any ITG Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

(y) Customers. Section 3.1(y) of the ITG Disclosure Schedule sets forth customers of ITG and its Subsidiaries which sales to any such customer constitute 10% of more of ITG’s consolidated revenues and the loss of such customer would have a Material Adverse Effect on ITG (collectively, such customers are the “ITG 2005 Top Customers”). None of the ITG 2005 Top Customers has indicated in writing to ITG that it intends to terminate its relationship with ITG.

(z) Absence of Certain Business Practices. None of (1) ITG or any ITG Subsidiary, any officer, director, manager or similar executive of ITG or any ITG Subsidiary, or any of ITG’s five (5) highest paid employees, acting on its behalf, or (2) to ITG’s Knowledge, any other employee or agent of ITG or its Subsidiaries acting on its behalf (during the past five (5) years with respect to clause (1) and during the past twelve (12) months with respect to clause (2)), has, directly or indirectly, given or agreed to give any improper or illegal gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of ITG or its Subsidiaries (or assist ITG or its Subsidiaries in connection with any actual or proposed transaction relating to the business of ITG) which has or may reasonably be expected to subject ITG or its Subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or ITG Proceeding. The business of ITG and its Subsidiaries is not dependent upon the making or receipt of such payments, discounts or other inducements.

Section 3.2 Representations and Warranties of SCI and Merger Sub. Except as expressly set forth in the disclosure schedule delivered by SCI to ITG prior to the execution of this Agreement (the “SCI Disclosure Schedule”) or the SCI SEC Documents, SCI and Merger Sub, jointly and severally, represent and warrant to ITG as follows:

(a) Organization, Standing and Corporate Power. Each of SCI, Merger Sub and SCI’s other Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of SCI and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each additional jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on SCI. SCI has made available to ITG prior to the execution of this Agreement complete and correct copies of SCI’s and Merger Sub’s respective Certificate of Incorporation and By-laws, in each case, as amended to date. The minute books of SCI and its Subsidiaries accurately reflect all material corporate actions of their respective stockholders, members, owners, directors and/or managers, as applicable.

(b) Subsidiaries. Section 3.2(b) of the SCI Disclosure Schedule sets forth each Subsidiary of SCI as of the date hereof and its jurisdiction of incorporation or formation. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of SCI have been validly issued and are fully paid and non-assessable and, except as shown in Section 3.2(b) of the SCI Disclosure Schedule, are owned directly or indirectly by SCI, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date hereof, SCI does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than 49% of the equity interests in NxGen Technologies, LLC.

(c) Capital Structure.

(i) The authorized capital stock of SCI consists of 25,000,000 shares, including 20,000,000 shares of SCI Common Stock and 5,000,000 shares of preferred stock par value $0.01 per share. As of the date of this Agreement, (A) no shares of preferred stock were issued and outstanding, (B) 5,507,147 shares of SCI Common Stock were issued and outstanding (excluding treasury shares), and (C) 40,322 shares of SCI Common Stock were held by SCI in its treasury. All of the issued and outstanding shares of SCI Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth above or in Section 3.2(c) of the SCI Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of SCI, (B) any securities of SCI or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, SCI or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from SCI or any Subsidiary of SCI, and no obligation of SCI or any Subsidiary of SCI to issue, any capital stock or other voting securities of, or other ownership interests in any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of SCI or any of its Subsidiaries and (y) as of the date of this Agreement, there are not any outstanding obligations of SCI or any Subsidiary of SCI to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. SCI is not a party to any voting agreement with respect to the voting of any such securities.

(ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”). There are issued and outstanding 100 shares of Merger Sub Common Stock. All such shares are owned, beneficially and of record, by SCI. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock. Merger Sub does not have any bonds, debentures, notes or other indebtedness outstanding.

(d) Power and Authority; Due Authorization. Each of SCI and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by SCI and Merger Sub and the consummation by SCI and Merger Sub of the transactions contemplated by this Agreement (including approval of the SCI Charter Amendment), have been duly authorized by all necessary corporate action on the part of SCI and Merger Sub, as applicable, subject to receipt of the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of SCI Common Stock to adopt the SCI Charter Amendment (the “SCI Stockholder Approval”). This Agreement has been duly executed and delivered by SCI and Merger Sub and, assuming the due authorization, execution and delivery by each of the parties hereto, constitutes a valid and binding obligation of SCI and Merger Sub, enforceable against each of them in accordance with its terms.

(e) Noncontravention; Governmental Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the respective Certificates of Incorporation or By-laws of SCI or Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of SCI or Merger Sub or any of SCI’s other Subsidiaries under (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to SCI or Merger Sub or any of SCI’s other Subsidiaries or their respective properties or assets or (ii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SCI or any of its Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on SCI. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by SCI or Merger Sub or any of SCI’s other Subsidiaries in connection with the execution and delivery of this Agreement by SCI and Merger Sub or the consummation by SCI and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and applicable state securities or “Blue Sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which SCI or Merger Sub is qualified to do business; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on SCI.

(f) Information Supplied. None of the information supplied or to be supplied by SCI specifically for inclusion in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the time the joint proxy statement / prospectus included therein is first mailed to SCI’s stockholders, or at the time of the SCI stockholders’ meeting held for the purpose of voting on the SCI Charter Amendment (the “SCI Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by SCI with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by ITG specifically for inclusion in the Form S-4.

(g) SEC Documents; Financial Statements. SCI has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 2002 (collectively, the “SCI SEC Documents”). As of their respective dates, the SCI SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SCI SEC Documents, and none of the SCI SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of SCI (including, in each case, any notes thereto) included in the SCI SEC Documents comply as to form, and as of their respective dates of filing with the SEC, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly present in all material respects the consolidated financial position of SCI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments which did not or would not, individually or in the aggregate, be material). As of June 30, 2006, SCI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required by GAAP to be reflected in the December 31, 2005 audited consolidated balance sheet of SCI and its Subsidiaries, or in the notes thereto, which are not fully reflected or reserved against therein or fully disclosed in a note thereto other than any such liabilities, obligations and loss contingencies which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCI.

(h) Absence of Certain Changes or Events. Since June 30, 2006, except as (i) specifically contemplated by this Agreement or (ii) disclosed in Section 3.2(h) of the SCI Disclosure Schedule, SCI and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect with respect to SCI, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by SCI, or (C) any action taken by SCI or any of its Subsidiaries during the period from June 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

(i) Legal Proceedings. There are no pending or, to SCI’s Knowledge, threatened, legal, administrative or arbitration proceedings, claims, actions or, to SCI’s Knowledge, governmental investigations or inquiries of any nature (collectively, an “SCI Proceeding”) which SCI has received written notice of, or to SCI’s Knowledge, which SCI has received oral notice of, against SCI or any SCI Subsidiary or to which SCI or any SCI Subsidiary’s assets are or may be subject, either (i) challenging the validity or propriety of any of the transactions contemplated by this Agreement or (ii) which reasonably could be expected to adversely affect the ability of SCI to perform under this Agreement, or have a Material Adverse Effect on SCI.

(j) Compliance with Applicable Laws.

(i) SCI and each SCI Subsidiary is in compliance with all Laws, and neither SCI nor any SCI Subsidiary has received any written notice to the contrary that has not been resolved, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SCI.

(ii) SCI and each SCI Subsidiary has all Permits with all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted in all material respects. All such Permits are in full force and effect and, to the Knowledge of SCI, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 3.2(e) and such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SCI. Neither SCI nor any of its Subsidiaries is violating in any material respect any law in respect of the conduct of its business, nor is SCI or any of its Subsidiaries in material default with respect to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SCI or any of its Subsidiaries, except for, in either such case, such violations or defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary has received any Regulatory Agreement that has not been resolved nor has SCI nor any SCI Subsidiary consented to or entered into any Regulatory Agreement that is currently in effect.

(iii) SCI and each SCI Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such instances of noncompliance as would not, individually or in the aggregate, result in a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

(k) Voting Requirements. The SCI Stockholder Approval is the only vote of the holders of any class or series of SCI’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including approval of the SCI Charter Amendment). The SCI Special Committee constitutes the sole “Continuing Director,” as such term is used and defined in Article Sixth of SCI’s Certificate of Incorporation, and, in such capacity, has approved this Agreement and the Merger, and adoption of the SCI Charter Amendment, for purposes of satisfying the requirements of said Article Sixth, and, therefore, the voting provisions of Article Six, Section 1 of SCI’s Certificate of Incorporation are not applicable to any of the transactions contemplated by this Agreement. The SCI Special Committee has duly authorized termination by SCI of that certain Confidentiality Agreement, dated September 21, 2005, between SCI and WL Ross & Co. LLC, including the terms of Section 2(c) thereof.

(l) State Takeover Statutes. The SCI Special Committee, and the Board of Directors of SCI (upon the recommendation of the SCI Special Committee), has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The provisions of Section 203 of the DGCL and the South Carolina Business Combination Act do not apply to ITG or its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement and, to the Knowledge of SCI, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

(m) Brokers. No broker, investment banker, financial advisor or other person, other than RSM EquiCo Capital Markets LLC (“RSM EquiCo”), the fees, commissions and expenses of which will be paid by SCI, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCI.

(n) Opinion of Financial Advisor. The Special Committee of the Board of Directors of SCI has received the opinion of RSM EquiCo, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of SCI (other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P., to whom RSM EquiCo expresses no opinion), a signed copy of which has been or promptly will be delivered to ITG, it being understood that ITG may not rely upon such opinion.

(o) Employee Benefits.

(i) Section 3.2(o) of the SCI Disclosure Schedule sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of

ERISA and any other executive compensation plan or agreement, bonus plan, incentive compensation plan, stock option or other equity compensation plan, deferred compensation plan or agreement, severance pay and other change of control agreement, employee stock purchase plan, and fringe benefit plan sponsored, maintained, or contributed to by SCI or any of its Subsidiaries for the benefit of any current or former employee of SCI or any of its Subsidiaries (such plans are collectively referred to as the “SCI Benefit Plans” or “SCI Plans”). Section 3.2(o) of the SCI Disclosure Schedule identifies, in separate categories, SCI Benefit Plans that are (i) subject to Sections 4063 and 4064 of ERISA (“SCI Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“SCI Multiemployer Plans”) or (iii) welfare plans providing continuing benefits after the termination of employment (other than health plan continuation coverage as required by Section 4980B of the Code and at the former employee’s own expense). At no time has SCI had any ERISA Affiliates, other than SCI’s Subsidiaries.

(ii) Each SCI Benefit Plan is in writing and SCI has previously furnished to ITG or made available to ITG a true and complete copy of each SCI Plan document, including all amendments thereto, and (if applicable) a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such SCI Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such SCI Plan. Neither SCI nor any Subsidiary of SCI has any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any SCI Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii) Except as set forth on Schedule 3.1(o) of the SCI Disclosure Schedule, with respect to all employees and former employees (including their dependents and spouses) of SCI and its Subsidiaries, neither SCI nor any Subsidiary of SCI currently has or has ever had in the past three years, any obligation to contribute to (or any other liability with respect to) any funded or unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees (including dependents and spouses), except for continued medical benefit coverage for former employees, their spouses and other eligible dependents at their expense as required under COBRA or similar state laws.

(iv) Each of the SCI Benefit Plans has been maintained in all material respects in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the SCI Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. To the Knowledge of SCI and the Subsidiaries of SCI, there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the SCI Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the SCI Benefit Plans which could result in any material liability to SCI or any Subsidiary of SCI.

(v) Each SCI Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“SCI Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, in the case of a plan maintained pursuant to the adoption of a master or prototype plan document, the sponsor of the master or prototype plan has obtained from the National Office of the IRS an opinion letter to the effect that the form of the master or prototype document is acceptable for the establishment of a qualified retirement plan); and, notwithstanding any disclosure in Section 3.2(o) of the SCI Disclosure Schedule or elsewhere, to the Knowledge of SCI, nothing has occurred that would adversely affect the qualified status of such SCI Plan.

(vi) Except as set forth on Schedule 3.1(o) of the SCI Disclosure Schedule, neither SCI nor any Subsidiary of SCI or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person or entity other than SCI or any Subsidiary of SCI during the five-year period ending on the Closing Date. There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the SCI Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(vii) Neither SCI nor any SCI Subsidiary has engaged in a transaction with respect to any SCI Benefit Plan that has subjected or could reasonably be expected to subject SCI or any Subsidiary of SCI to a tax or penalty imposed by either Section 4975 of the Code or Section 406 or 502 of ERISA in an amount which would be material. Neither SCI nor any Subsidiary of SCI is currently liable or has previously incurred any liability for any material tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither SCI nor any Subsidiary of SCI has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(viii) As of the date of this Agreement there is no pending or, to the Knowledge of SCI, threatened litigation relating to the SCI Benefit Plans, other than routine claims for benefits in the ordinary course of plan administration.

(ix) All contributions and premiums required by law or by the terms of any SCI Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on Section 3.2 (o) of the SCI Disclosure Schedule, no accumulated funding deficiencies exist in any of the SCI Benefit Plans subject to Section 412 of the Code.

(x) The liabilities of each SCI Benefit Plan that has been terminated or otherwise wound up, have been fully discharged or are being fully discharged in compliance with applicable law.

(xi) All material benefit plans, contracts and arrangements covering non-U.S. employees of SCI or any Subsidiaries of SCI (“Non-U.S. SCI Benefit Plans”) are listed in Section 3.2(o) of the SCI Disclosure Schedule. Each Non-U.S. SCI Benefit Plan as to which SCI or a Subsidiary of SCI is the plan sponsor or a contributing employer (excluding any governmental social insurance scheme or plan) has been maintained in substantial compliance with its terms and in all material respects with the requirements of the laws and regulations of any applicable jurisdiction. Except as disclosed in Section 3.2(o) of the SCI Disclosure Schedule, neither SCI nor any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical benefits for non-U.S. employees. All contributions, payments or liabilities accrued under each Non-U.S. SCI Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid or remitted and accrued in any case consistent with prior practice, (A) on or prior to the Closing Date or (B) in the case of a funded Non-U.S. SCI Benefit Plan in respect to which payments are required to be made to an insurance company, trust or support fund or other independent entity, within such time as SCI or its Subsidiary normally makes such payments.

(xii) Each trust maintained or contributed to by SCI or a Subsidiary which is intended to be qualified as a voluntary employees’ beneficiary association exempt from federal income taxation under Section 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Knowledge of SCI and its Subsidiaries, no fact or event has occurred since the date of such determination by the IRS that could reasonably be expected to adversely affect such qualified or exempt status.

(xiii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment (including, without limitation, severance, retention bonus or golden parachute) becoming due to any current or former director, employee or independent contractor of SCI or any Subsidiary of SCI, (B) increase any benefits otherwise payable under any SCI Benefit Plan, or (C) result in the acceleration of the time of payment or vesting of any benefit. No payments or benefits under any SCI Benefit Plan or other agreement with SCI or any Subsidiary of SCI will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(xiv) Section 3.2(o) of the SCI Disclosure Schedule sets forth each SCI Benefit Plan that is subject to Section 409A of the Code.

(p) Environmental Matters.

(i) The use by SCI and its Subsidiaries and, to the Knowledge of SCI, the use by any predecessor entities, of properties, and the occupancy and operation thereof is, and at all times has been, in material compliance with, and has not been and is not in material violation under, any Environmental Law, other than any such instances of noncompliance that have been previously resolved, and instances of noncompliance to the extent such instances of noncompliance are reserved against on the most recent balance sheet included in the SCI SEC Documents.

(ii) SCI and its Subsidiaries have (1) completed and filed all reports and filings in a materially timely fashion, (2) obtained all material required approvals and licenses, and (3) generated, maintained and retained all required data, documentation and records required by the Environmental Laws or any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(iii) Neither SCI nor any of its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has permitted the emission, spill, release, or discharge or disposal (whether intentional or not) of a Hazardous Substance or disposal of Solid Waste on properties it currently owns or has formerly owned or operated, nor, to the Knowledge of SCI, is there a basis for any SCI Proceeding by any person or governmental authority alleging a violation of or liability under any Environmental Law, including, without limitation, relating to migration of Hazardous Substances from any property currently or formerly owned or operated by SCI or its Subsidiaries or any predecessor entities, in any such case, that is reasonably likely to result in any material liability to SCI or any of its Subsidiaries or any of their respective shareholders or other owners under any applicable Environmental Law or any common law.

(iv) Neither SCI nor its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has received any notice or communication from any third party, governmental authority or private citizen acting in the public interest asserting a claim or threatening to assert a claim that has not been resolved concerning the violation or potential or alleged violation of, or failure to comply with, any Environmental Law in any material respect.

(v) Neither SCI nor its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the business of SCI, any of its Subsidiaries or any predecessor entity (including, without limitation, for disposal to disposal facilities not owned or operated by SCI, any SCI Subsidiary or any predecessor entities to SCI or any SCI Subsidiary) that is reasonably likely to lead to any material liability to SCI or any of its Subsidiaries or any of their respective shareholders under any applicable Environmental Law or any common law.

(q) Taxes. Except as set forth in Section 3.2(q) of the SCI Disclosure Schedule:

(i) SCI and its Subsidiaries have timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis), or requests for extensions to file such returns and reports have been timely filed.

(ii) All of the foregoing returns and reports are true, correct, and complete in all material aspects. All material Taxes owed by SCI and its Subsidiaries (whether or not shown on any tax return) have been timely paid for each taxable period or are reserved against on the most recent balance sheet included in the SCI SEC Documents.

(iii) SCI and its Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws) for each taxable period during which any of SCI and its Subsidiaries was a member of the group. SCI and its Subsidiaries have paid, or made adequate provision in accordance with GAAP in the applicable Financial Statements for, all material Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all material Taxes payable in respect of all periods ended on or prior to the Effective Time.

(iv) No director or officer (or employee responsible for Tax matters) of SCI and its Subsidiaries have been notified in writing by any jurisdiction that the jurisdiction believes that either SCI or any of its Subsidiaries were required to file any Tax return that was not filed. Neither SCI nor its Subsidiaries have been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was Zapata Corporation or SCI.

(v) All material deficiencies proposed as a result of any audits have been paid or settled. There are no material claims or assessments pending against any of SCI and its Subsidiaries for any alleged deficiency in any Tax, and neither SCI nor any of its Subsidiaries have been notified in writing of any proposed material Tax claims or assessments. SCI and its Subsidiaries have complied with all applicable laws relating to the payment, collection and withholding of material amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all material Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. SCI and its Subsidiaries have made available to ITG true and complete copies of all Tax returns of SCI and its Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

(vi) Neither SCI nor any of its Subsidiaries has any material liability for the Taxes of any person (other than SCI and its Subsidiaries) (A) under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(vii) Any tax-sharing agreement of which SCI and its Subsidiaries is a party to is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(r) Intellectual Property.

(i) Section 3.2(r) of the SCI Disclosure Schedule lists, and identifies as owned or licensed, all (i) patents and patent applications owned or used by SCI or any SCI Subsidiary, including the jurisdiction, owner, filing date, issue date, and expiration date; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, domain names and other commercial symbols used or intended or expected to be used in the business of SCI or any SCI Subsidiary (“SCI Trademarks”) that are registered or with respect to which applications have been filed for registration before any state, national or community office; (iii) unregistered (including common law) SCI Trademarks material to the business of SCI or any SCI Subsidiary; and (iv) registered copyrights owned or used by SCI or any SCI Subsidiary (collectively, the “SCI Intellectual Property”). Except for SCI Licensed Intellectual Property (defined below), SCI and its Subsidiaries, as applicable, own all right, title and interest in and to all SCI Intellectual Property identified on Section 3.2(r) of the SCI Disclosure Schedule as “SCI Owned Intellectual Property,” free and clear of all Liens except Permitted Liens. SCI and its Subsidiaries, as applicable, are the licensee of (or have otherwise been permitted, through non-assertion agreements, settlement or similar agreements or otherwise, to use) the SCI Intellectual Property identified in Section 3.2(r) of the SCI Disclosure Schedule as “SCI Licensed Intellectual Property” and such right to use is free and clear of all Liens except for Permitted Liens and except as set forth in the agreements governing such SCI Licensed Intellectual Property and listed in Section 3.2(r) of the SCI Disclosure Schedule. SCI or an SCI Subsidiary has delivered or made available to ITG complete copies of such agreements.

(ii) The SCI Owned Intellectual Property and the SCI Licensed Intellectual Property are collectively referred to herein as the “SCI Scheduled Intellectual Property.” SCI or its Subsidiaries own, license or otherwise possess (or have applied for) legally enforceable rights to use as they are currently used in the conduct of their business all SCI Intellectual Property, except where the failure to so own, be licensed or otherwise possess such rights would not reasonably be expected to have a Material Adverse Effect on SCI. No stockholder of SCI owns, in whole or in part, any SCI Intellectual Property which SCI or its Subsidiaries are using or the use of which is necessary for their business. None of the SCI Intellectual Property owned or used by SCI or its Subsidiaries is subject to any outstanding order, ruling, decree, judgment or stipulation to which SCI or its Subsidiaries is or has been made a party by or with any Governmental Entity, or has since the acquisition of such SCI Intellectual Property by SCI or any SCI Subsidiary, been subject of any SCI Proceeding by or against SCI or any SCI Subsidiary (whether or not resolved in favor of SCI or the SCI Subsidiary).

(iii) Except for the SCI Licensed Intellectual Property, there are no agreements or arrangements pursuant to which SCI or any SCI Subsidiary has had SCI Intellectual Property licensed to it, or has otherwise been permitted to use SCI Intellectual Property (through non-assertion agreements, settlement or similar agreements or otherwise), except where the same would not reasonably be expected to have a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary, as applicable, is in violation of any license agreement to which it is a party, or by which it or its assets are bound, with respect to off-the-shelf software, except where such violation could not reasonably be expected to have a Material Adverse Effect on SCI.

(iv) The conduct by SCI and its Subsidiaries of their business does not infringe upon or violate the SCI Intellectual Property rights of any other Person, except where such infringement or violation could not reasonably be expected to have a Material Adverse Effect. There is no pending nor to SCI’s Knowledge any threatened SCI Proceeding, nor to SCI’s Knowledge is there any basis for any valid claim, demand or SCI Proceeding, which (in any such case) (i) challenges the rights of SCI or any Subsidiary in respect of any SCI Intellectual Property or (ii) asserts that SCI or any SCI Subsidiary is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any SCI Intellectual Property.

(v) To SCI’s Knowledge, no other Person is infringing any SCI Scheduled Intellectual Property. To SCI’s Knowledge and except for those rights or interests set forth in written licenses or other written contracts identified on Section 3.2(r) of the SCI Disclosure Schedule as requiring such payments, SCI and its Subsidiaries’ SCI Intellectual Property is free from any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, of any Person.

(vi) There are no administrative filings or responses, including but not limited to Section 8 Affidavits of Use, Section 15 Affidavits of Incontestability, Section 9 Applications for Renewal, Statements of Use Under 37 CFR 2.88 or responses to outstanding office actions, required by the United States Patent and Trademark Office with respect to any SCI Trademark due prior to the date which is sixty (60) days following the Closing Date.

(s) Insurance Coverage. SCI and each SCI Subsidiary currently maintain insurance considered by SCI to be reasonable for their respective operations. Neither SCI nor any SCI Subsidiary, has received written notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. Section 3.2(s) of the SCI Disclosure Schedule identifies all policies of insurance maintained by SCI and each SCI Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. SCI has made available to ITG copies of all of the policies listed on Section 3.2(s) of the SCI Disclosure Schedule.

(t) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Correct and complete copies of the Certificate of Incorporation and By-laws of Merger Sub are attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by ITG. Except as set forth in Section 4.1(a) of the ITG Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by SCI (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, ITG shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1(a) of the ITG Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable law or a Governmental Entity or as consented to in writing by SCI

(such consent not to be unreasonably withheld or delayed), ITG shall not, and shall not permit any of its Subsidiaries to:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of ITG or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) amend ITG’s Certificate of Incorporation or By-laws, or amend the charter, by-laws or similar governing documents of any of the Subsidiaries of ITG;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration at the time of such transaction of less than $5 million;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

(vi) other than in the ordinary course of business consistent with past practice, incur indebtedness for borrowed money, or agree to guarantee, assume or otherwise become liable for indebtedness for borrowed money, in the individual amount of more than $1 million or in the aggregate amount of more than $5 million;

(vii) in any other manner, modify, change or otherwise alter the fundamental nature of the business of ITG or any of its Subsidiaries as presently conducted; or

(viii) authorize, commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by SCI. Except as set forth in Section 4.1(b) of the SCI Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by ITG (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, SCI shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1(b) of the SCI Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable law or a Governmental Entity or as consented to in writing by ITG (such consent not to be unreasonably withheld or delayed), SCI shall not, and shall not permit any of its Subsidiaries to:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of SCI or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) amend the respective Certificate of Incorporation or By-laws of SCI or Merger Sub, or amend the charter, by-laws or similar governing documents of any other Subsidiary of SCI;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration at the time of such transaction of less than $5 million;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

(vi) other than in the ordinary course of business consistent with past practice, incur indebtedness for borrowed money, or agree to guarantee, assume or otherwise become liable for indebtedness for borrowed money, in the individual amount of more than $1 million or in the aggregate amount of more than $5 million;

(vii) in any other manner, modify, change or otherwise alter the fundamental nature of the business of SCI or any of its Subsidiaries as presently conducted; or

(viii) authorize, commit or agree to take, any of the foregoing actions.

(c) Advice of Changes. Each of ITG and SCI shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it (and, in the case of SCI, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of SCI, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Form S-4 and SCI Proxy Statement.

(a) As soon as practicable following the date of this Agreement, SCI shall prepare and file, or cause to be prepared and filed, with the SEC the Form S-4, including the joint proxy statement/prospectus included therein. Each of ITG and SCI shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. SCI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of SCI Common Stock in the Merger and ITG shall furnish all information concerning ITG and the holders of capital stock of ITG as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by SCI without providing ITG’s Board of Directors a reasonable opportunity to review and comment thereon. SCI will advise ITG, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SCI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to ITG copies of all correspondence and filings with the SEC with respect to the Form S-4. If at any time prior to the Effective Time any information relating to ITG or SCI, or any of their respective Affiliates, officers or directors, should be discovered by ITG or SCI which should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC. No amendment or supplement to the information supplied by ITG for inclusion in the Form S-4 shall be made without the approval of ITG, which approval shall not be unreasonably withheld or delayed.

(b) SCI will, as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the SCI Stockholders’ Meeting for the purpose of obtaining SCI Stockholder Approval of the Charter Amendment and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the SCI Charter Amendment.

Section 5.2 ITG Stockholder Consent; Notice to ITG Stockholders. ITG shall seek ITG Stockholder Approval of this Agreement and the Merger and, promptly following receipt by ITG of such ITG Stockholder Approval, ITG shall prepare and deliver to its stockholders notice of such stockholder action in accordance with Section 228(e) of the DGCL (the “ITG Stockholder Notice”).

Section 5.3 Access to Information; Confidentiality. Subject to the existing confidentiality agreement between SCI and ITG (the “Confidentiality Agreement”), upon reasonable notice, each of SCI and ITG shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ITG and SCI shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither SCI nor ITG shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. SCI and ITG shall use reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. No review pursuant to this Section 5.2 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of ITG and SCI will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 5.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, ITG, SCI and their respective Boards of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.5 Indemnification, Exculpation and Insurance.

(a) SCI and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of ITG and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of ITG as in effect on the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, consistent with applicable law, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, SCI shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(c) For six years after the Effective Time, SCI shall maintain in effect (i) ITG’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by ITG’s directors’ and officers’ liability insurance policy and (ii) ITG’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time for employees who serve or have served as fiduciaries under or with respect to any ITG benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that SCI may substitute therefor policies of SCI with respect to coverage and amount no less favorable to such directors, officers or fiduciaries; provided however, that in no event shall SCI be required to pay aggregate premiums for insurance under this Section 5.5(c) in excess of 150% of the amount of the aggregate premiums paid by ITG in 2005 on an annualized basis for such purpose, provided that SCI shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

(d) SCI and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of SCI as provided in its certificate of incorporation or by-laws and any indemnification or other agreements of SCI as in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(e) In the event that SCI or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, SCI shall cause proper provision to be made so that its successors and assigns assume the obligations set forth in this Section 5.5.

(f) For six years after the Effective Time, SCI shall maintain in effect (i) SCI’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering Dr. Daniel Tessoni, and (ii) SCI’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time to the extent Dr. Daniel Tessoni serves or has served as a fiduciary under or with respect to any SCI benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that SCI may substitute therefor policies of SCI with respect to coverage and amount no less favorable to Dr. Daniel Tessoni; provided however, that in no event shall SCI be required to pay aggregate premiums for insurance under this Section 5.5(f) in excess of 150% of the amount of the aggregate premiums paid by SCI in 2005 on an annualized basis for such purpose, provided that SCI shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

(g) The provisions of this Section 5.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.6 Fees and Expenses. Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of SCI and ITG shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act. All unpaid fees and expenses of the SCI Special Committee and the ITG Special Committee (including any unpaid invoices for fees and expenses of the respective legal and financial advisors to the SCI Special Committee and the ITG Special Committee which have been approved in writing by the applicable committee) shall be paid by SCI to the person incurring such fees and expenses by wire transfer of immediately available funds on or prior to the Closing Date.

Section 5.7 Public Announcements. SCI and ITG will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.8 Tax Treatment. Each of SCI and ITG shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

Section 5.9 Inclusion of Fairness Opinion. ITG shall use its commercially reasonable efforts to obtain the consent of SunTrust Robinson Humphrey to permit the inclusion of the opinion of SunTrust Robinson Humphrey referred to in Section 3.1(n) in its entirety in the Form S-4 and the ITG Stockholder Notice. SCI shall use its commercially reasonable efforts to obtain the consent of RSM EquiCo to permit the inclusion of the opinion of RSM EquiCo referred to in Section 3.2(n) in its entirety in the Form S-4.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) ITG and SCI Stockholder Approval. ITG Stockholder Approval of this Agreement and the Merger shall have been obtained. SCI Stockholder Approval of the SCI Charter Amendment shall have been obtained.

(b) HSR Act. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule, regulation or injunction entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other litigation, legal restraint or prohibition (collectively, “Restraints”) shall be in effect, and there shall not be pending any suit, action, proceeding or investigation by any Governmental Entity (i) seeking to prevent or delay the consummation of the Merger or any material part of the transactions, or that is reasonably likely to require any material divestiture of the business of ITG or of SCI, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on ITG or SCI, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and, if the issuance of SCI Common Stock in connection with the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Permits, Authorizations. The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required under contracts or agreements or otherwise required for the lawful consummation of the Merger and the consummation of the transactions contemplated by this Agreement, and all such permits, authorizations, consents, waivers, clearances or approvals shall be in full force and effect, in each case, with such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ITG or SCI, as applicable.

(f) Dissenting Shares. Appraisal rights pursuant to Section 262 of the DGCL shall have not have been exercised in connection with the Merger in respect of more than 365,850 shares of ITG Common Stock.

Section 6.2 Conditions to Obligations of SCI and Merger Sub. The obligations of SCI and Merger Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of ITG set forth herein (without giving effect to any qualifications contained therein as to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to ITG, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date.

(b) Performance of Obligations of ITG. ITG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date.

(c) Financial Advisor Opinion. The opinion of RSM EquiCo, financial advisor to the SCI Special Committee, shall not have been withdrawn or changed in a manner adverse to SCI.

(d) FIRPTA Certificate. SCI shall have received an affidavit of ITG certifying that it is not a United States real property holding corporation under Section 897 of the Code.

(e) No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of ITG and its Subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of ITG set forth herein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to ITG.

(f) Escrow Agreement. The Escrow Agreement shall have been duly executed by the parties thereto.

Section 6.3 Conditions to Obligations of ITG. The obligation of ITG to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of SCI and Merger Sub set forth herein (without giving effect to any qualifications contained therein as to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to SCI, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date.

(b) Performance of Obligations of SCI and Merger Sub. SCI and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date.

(c) Financial Advisor Opinion. The opinion of SunTrust Robinson Humphrey, financial advisor to the ITG Special Committee, shall not have been withdrawn or changed in a manner adverse to ITG.

(d) SCI Charter Amendment. The SCI Charter Amendment shall have been duly filed with the Delaware Secretary of State and shall be in full force and effect.

(e) No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of SCI and its Subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of SCI set forth herein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SCI.

(f) Escrow Agreement. The Escrow Agreement shall have been duly executed by the parties thereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after ITG Stockholder Approval or SCI Stockholder Approval:

(a) by mutual written consent of SCI and ITG;

(b) by either SCI or ITG:

(i) if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if SCI Stockholder Approval of the SCI Charter Amendment or ITG Stockholder Approval of this Agreement and the Merger has not been obtained by the Outside Date;

(iii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by SCI, if ITG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) has not been or is incapable of being cured by ITG within 30 calendar days after receipt of written notice from SCI; or

(d) by ITG, if SCI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) has not been or is incapable of being cured by SCI within 30 calendar days after receipt of written notice from ITG.

Section 7.2 Amendment. This Agreement may be amended by the parties at any time before or after ITG Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of ITG without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.3 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties; Indemnification Limitations.

(a) The representations and warranties of the parties contained in this Agreement, or in any schedule or exhibit or other writing delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing for a period ending on the earlier of (i) eighteen (18) months after the Effective Time or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of SCI Common Stock to the public with aggregate gross proceeds (before deduction of expenses and underwriting commissions) to SCI of at least $25,000,000 and an aggregate equity value of SCI of at least $250 million, provided that the shares of SCI Common Stock covered by such registration statement are listed for trading on either the New York Stock Exchange or the NASDAQ Exchange (the “Survival Period”). Any Indemnity Claim (defined below) pursuant to this Article VIII must be made prior to the end of the Survival Period, provided that, for the avoidance of doubt, any such Indemnity Claim in respect of which notice is given pursuant to Section 8.2(f) below prior to the end of the Survival Period may continue to be pursued by the Indemnified Party (defined below) notwithstanding the expiration of the Survival Period prior to resolution of such Indemnity Claim and, provided further, that if either party makes an Indemnity Claim within ten (10) Business Days prior to the end of the Survival

Period, then the other party shall have ten (10) Business Days after such Indemnity Claim is made in which to make an Indemnity Claim.

(b) The indemnification provided for in this Article VIII shall be the sole and exclusive remedy for monetary damages for any breach of this Agreement or the representations, warranties, covenants or agreements herein by the parties hereto.

(c) In calculating the amount of any Losses recoverable pursuant to Section 8.2, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received by SCI or its Subsidiary relating to such Loss, net of any related deductible and any expenses paid by SCI or its Subsidiary to obtain such proceeds, (ii) any recoveries actually received from third parties by SCI or its Subsidiary pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by SCI or its Subsidiary in obtaining such third party payment, and (iii) the amount of any net Tax benefit actually realized by SCI or its Subsidiary and resulting from the incurrence or payment of such Losses. The parties agree to treat any indemnification payment pursuant to this Article VIII as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by applicable law.

(d) Notwithstanding anything herein to the contrary, an Indemnifying Party shall not be liable to the Indemnified Party for indirect damages for “lost profits” or loss of business opportunity of SCI or its Subsidiary, or for special, punitive or exemplary Losses, except to the extent paid by SCI or its Subsidiary pursuant to a third-party claim.

Section 8.2 Indemnification. The parties agree to indemnify each other as follows:

(a) SCI’s Indemnity. SCI agrees to indemnify and defend ITG from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, diminution of value, and expenses (including reasonable attorneys’ fees) of every kind and description (collectively, “Losses”), including any Losses incurred by an officer or director of ITG, arising from or relating to (i) any breach of representation or warranty hereunder by SCI or Merger Sub, or under any certificate delivered by SCI or Merger Sub in accordance herewith, and (ii) any other nonfulfillment of any covenants or other obligations of SCI or Merger Sub under this Agreement.

(b) ITG’s Indemnity. ITG agrees to indemnify and defend SCI from and against any and all Losses, including any Losses incurred by an officer of director of SCI, arising from or relating to (i) any breach of representation or warranty hereunder by ITG, or under any certificate delivered by ITG in accordance herewith, and (ii) any other nonfulfillment of any covenants or other obligations of ITG under this Agreement.

(c) Materiality. For purposes of this Section 8.2, in determining whether there has been a breach of a representation or warranty by a party, or the amount of any Losses arising from or related to a breach of a representation or warranty, the qualifications as to the materiality of such matters (or words of similar import, including “material,” “in all material respects” and “Material Adverse Effect”) set forth in the representations and warranties of such party shall be disregarded.

(d) ITG Stockholder Representative.

(i) Effective upon the Closing Date, Stephen Bosworth is hereby appointed, authorized and empowered to act as the stockholder representative for the benefit of the holders of ITG Common Stock (which for purposes of this Section 8.2 shall not include holders of any Dissenting Shares), as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of ITG Common Stock, in connection with and to facilitate the consummation of the transactions contemplated hereby (the “ITG Stockholder Representative”), which shall include the power and authority:

(A) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the ITG Stockholder Representative, in his sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the ITG Stockholder Representative, in his sole discretion, determines to be desirable;

(B) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein as the ITG Stockholder Representative, in his sole discretion, may deem necessary or desirable;

(C) as representative, to enforce and protect the rights and interests of the holders of ITG Common Stock (including the ITG Stockholder Representative) and to enforce and protect the rights and interests of the ITG Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all Indemnity Claims), and to take any and all actions which the ITG Stockholder Representative believes are necessary or appropriate under either the Escrow Agreement and/or this Agreement for and on behalf of the holders of ITG Common Stock, including, without limitation, asserting or pursuing any Indemnity Claim (as defined below), compromising or settling any such Indemnity Claims, conducting negotiations regarding Indemnity Claims, and, in connection therewith, to (A) assert any Indemnity Claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any Indemnity Claim initiated by any person or entity, or by any Governmental Authority against the ITG Stockholder Representative, any holder of ITG Common Stock and/or the ITG Escrow Fund and receive process on behalf of any or all in any such Indemnity Claim and compromise or settle on such terms as the ITG Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Indemnity Claim; (C) file any proofs of debt, claims and petitions as the ITG Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation; provided that it is understood that the ITG Stockholder Representative shall not have any obligation to take any of such actions referenced in this Section 8.2(d)(i), and shall not have any liability for any failure to take any such actions;

(D) to refrain from enforcing any right of any holder of ITG Common Stock or any of them and/or the ITG Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the ITG Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the ITG Stockholder Representative or by any holder of ITG Common Stock unless such waiver is in writing signed by the waiving party or by the ITG Stockholder Representative; and

(E) to make, execute acknowledge and deliver this Agreement, the Escrow Agreement, all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the ITG Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(ii) SCI shall be responsible for the payment of any reasonable expenses incurred by the ITG Stockholder Representative in his capacity as the ITG Stockholder Representative, including, but not limited to any attorneys’, accountants’ and other experts’ fees. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the ITG Stockholder Representative hereunder (i) the ITG Stockholder Representative and its officers, employees, partners and Affiliates (collectively, the “ITG Stockholder Representative Parties”) shall incur no responsibility whatsoever to any holder of ITG Common Stock by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that is finally adjudicated to constitute willful misconduct or gross negligence, and (ii) the ITG Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that he determines in good faith to be experienced in the matter at issue, and any error in judgment or

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other act or omission of the ITG Stockholder Representative Parties pursuant to such advice shall in no event constitute willful misconduct or gross negligence that could under any circumstances subject the ITG Stockholder Representative Parties to liability to any holder of ITG Common Stock. SCI shall indemnify the ITG Stockholder Representative Parties against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the ITG Stockholder Representative Parties hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding by a court of competent jurisdiction that finally adjudicates the liability of the ITG Stockholder Representative hereunder for its willful misconduct or gross negligence. In determining whether any Indemnity Claim may exist, the ITG Stockholder Representative or his designee may review such books and records as the ITG Stockholder Representative, in his sole discretion, deems necessary but shall have no responsibility for seeking, identifying or securing any other information or documentation unless he determines to do so in his absolute discretion.

(iii) All of the indemnities, immunities and powers granted to the ITG Stockholder Representative Parties under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(iv) ITG and SCI shall have the right to rely upon all actions taken or omitted to be taken by the ITG Stockholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each holder of ITG Common Stock.

(v) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any holder of any ITG Common Stock; and (ii) shall survive the consummation of the transactions contemplated herein.

(vi) Should the ITG Stockholder Representative resign or be unable to serve, the ITG Stockholder Representative may appoint a single substitute agent (who shall not, in any event, be an employee of SCI, ITG or any Subsidiary of SCI or ITG, an Affiliate of WL Ross & Co. LLC or the SCI Stockholder Representative) to take on the responsibility of the ITG Stockholder Representative hereunder, whose appointment shall be effective on the date of the ITG Stockholder Representative’s resignation or incapacity. In the event of the ITG Stockholder Representative’s death or incapacity, holders of ITG Common Stock comprising a majority of the as-converted, fully-diluted shares of ITG

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Common Stock as of the Closing Date may appoint a successor (who shall not, in any event, be an employee of SCI, ITG or any Subsidiary of SCI or ITG, an Affiliate of WL Ross & Co. LLC or the SCI Stockholder Representative). The ITG Stockholder Representative shall have the absolute right to resign from such position at any time for any reason whatsoever, effective immediately upon delivery of written notice of such resignation to ITG, whether or not a replacement for such position has been selected. The ITG Stockholder Representative shall have no liability or responsibility for any damage or losses that may result from such resignation.

(vii) Upon request of the ITG Stockholder Representative, SCI shall provide, and shall cause each of its officers, employees, accountants, counsel, financial advisors and other representatives to provide, any and all information related to SCI’s (or any of its Subsidiaries’, including the Surviving Corporation) properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as the ITG Stockholder Representative may reasonably deem necessary to fulfill his obligations hereunder.

(e) SCI Stockholder Representative.

(i) Effective upon the Closing Date, Dr. Daniel Tessoni is hereby appointed, authorized and empowered to act as the SCI Stockholder Representative for the benefit of the holders of SCI Common Stock as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of SCI Common Stock in connection with and to facilitate the consummation of the transactions contemplated hereby. For purposes hereof, “SCI Stockholder Representative” shall mean, at any time there is only one member of the Board of Directors of SCI who is not an Affiliate of WL Ross & Co. LLC, an employee of SCI or any Subsidiary thereof, or the ITG Stockholder Representative (an “SCI Independent Director”), such SCI Independent Director, and, if there is at such time more than one SCI Independent Director, the SCI Stockholder Representative shall be the SCI Independent Director so appointed to act by a majority of the SCI Independent Directors. In no event shall the SCI Stockholder Representative and the ITG Stockholder Representative be the same individual. The SCI Stockholder Representative shall act in connection with and facilitate the consummation of the transactions contemplated hereby which shall include the power and authority:

(A) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the SCI Stockholder Representative, in his sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the SCI Stockholder Representative, in his sole discretion, determines to be desirable;

(B) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and each other agreement,

59

document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein as the SCI Stockholder Representative, in his sole discretion, may deem necessary or desirable;

(C) as representative, to enforce and protect the rights and interests of the holders of SCI Common Stock (including the SCI Stockholder Representative) and to enforce and protect the rights and interests of the SCI Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all Indemnity Claims), and to take any and all actions which the SCI Stockholder Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the holders of SCI Common Stock, including, without limitation, asserting or pursuing any Indemnity Claim (as defined below), compromising or settling any such Indemnity Claims, conducting negotiations regarding Indemnity Claims, and, in connection therewith, to (A) assert any Indemnity Claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any Indemnity Claim initiated by any person or entity, or by any Governmental Authority against the SCI Stockholder Representative, any holder of SCI Common Stock and/or the SCI Escrow Fund and receive process on behalf of any or all in any such Indemnity Claim and compromise or settle on such terms as the SCI Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Indemnity Claim; (C) file any proofs of debt, claims and petitions as the SCI Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation; provided that it is understood that the SCI Stockholder Representative shall not have any obligation to take any of such actions referenced in this Section 8.2(d)(ii), and shall not have any liability for any failure to take any such actions;

(D) to refrain from enforcing any right of any holder of SCI Common Stock or any of them and/or the SCI Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the SCI Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the SCI Stockholder Representative or by any holder of SCI Common Stock unless such waiver is in writing signed by the waiving party or by the SCI Stockholder Representative; and

(E) to make, execute acknowledge and deliver this Agreement, the Escrow Agreement, all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the SCI Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(ii) SCI shall be responsible for the payment of any reasonable expenses incurred by the SCI Stockholder Representative in his capacity as the SCI Stockholder Representative, including, but not limited to any attorneys’, accountants’ and other experts’ fees. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the SCI Stockholder Representative hereunder (i) the SCI Stockholder Representative and its officers, employees, partners and Affiliates (collectively, the “SCI Stockholder Representative Parties”) shall incur no responsibility whatsoever to any holder of SCI Common Stock by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that is finally adjudicated to constitute willful misconduct or gross negligence, and (ii) the SCI Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that he determines in good faith to be experienced in the matter at issue, and any error in judgment or other act or omission of the SCI Stockholder Representative Parties pursuant to such advice shall in no event constitute willful misconduct or gross negligence that could under any circumstances subject the SCI Stockholder Representative Parties to liability to any holder of SCI Common Stock. SCI shall indemnify the SCI Stockholder Representative Parties against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the SCI Stockholder Representative Parties hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding by a court of competent jurisdiction that finally adjudicates the liability of the SCI Stockholder Representative hereunder for its willful misconduct or gross negligence. In determining whether any Indemnity Claim may exist, SCI Stockholder Representative or his designee may review such books and records as the SCI Stockholder Representative, in his sole discretion, deems necessary but shall have no responsibility for seeking, identifying or securing any other information or documentation unless he determines to do so in his absolute discretion.

(iii) All of the indemnities, immunities and powers granted to the SCI Stockholder Representative Parties under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(iv) SCI shall have the right to rely upon all actions taken or omitted to be taken by the SCI Stockholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each holder of SCI Common Stock.

(v) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any holder of any SCI Common Stock; and (ii) shall survive the consummation of the transactions contemplated herein.

(vi) Upon request of the SCI Stockholder Representative, SCI shall provide, and shall cause each of its officers, employees, accountants, counsel, financial advisors and other representatives to provide, any and all information related to SCI’s (or any of its Subsidiaries’, including the Surviving Corporation) properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as the SCI Stockholder Representative may reasonably deem necessary to fulfill his obligations hereunder.

(f) Notice and Defense of Indemnity Claims. A party hereto responsible for indemnifying against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and a party entitled to indemnification hereunder is referred to as the “Indemnified Party.” An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third party of any liability which the Indemnified Party has reason to believe might give rise to a claim for indemnification under this Section 8.2 (an “Indemnity Claim”). Such notice shall set forth in reasonable detail the nature of such action or claim, include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action and, to the extent reasonably practicable, a reasonable estimate made in good faith of the Losses that the Indemnified Party believes are indemnifiable. As to any such Indemnity Claim which involves a third party, SCI shall assume and control the defense of such Indemnity Claim against such third party.

(g) Resolution of Indemnity Claims. The ITG Stockholder Representative and the SCI Stockholder Representative shall attempt to resolve any Indemnity Claim arising hereunder through negotiation in good faith for a period of not less than thirty (30) days after notice of such Indemnity Claim is provided pursuant to Section 8.2(f) above.

Any Indemnity Claims which are not resolved through negotiation in good faith by the ITG Stockholder Representative and the SCI Stockholder Representative shall be resolved pursuant to binding arbitration in accordance with this Section 8.2(g). The arbitration shall be conducted by a single arbitrator in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association (as modified by this Section 8.2(g)), with such arbitrator to be selected in accordance with such commercial arbitration rules. Within thirty (30) days of the hearing, the arbitrator shall render a decision concerning all contested issues considered during the arbitration and the arbitrator shall notify the parties in writing of his or her decision, setting forth the dollar amount, if any, awarded. The arbitrator’s decision shall be final and binding on the parties, and notice of award, if any, shall be given to the parties not later than thirty (30) days after the date set for the hearing. In the event that there shall be more than one dispute to be arbitrated, the parties agree that all pending disputes shall be consolidated to the extent feasible.

(h) Satisfaction of Indemnity Claims. Satisfaction of Indemnity Claims shall be made in accordance with the terms of the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, SCI’s sole recourse with respect to Indemnity Claims made by it under this Section 8.2 shall be limited to the ITG Escrow Fund and ITG shall not be obligated to indemnify SCI, or its successors and assigns, for any amount in excess of the aggregate amount of the ITG Escrow Fund. Notwithstanding anything in this Agreement to the contrary, ITG’s sole recourse with respect to Indemnity Claims made by it under this Section 8.2 shall be limited to the SCI Escrow Fund and SCI shall not be obligated to indemnify ITG, or its successors and assigns, for any amount in excess of the aggregate amount of the SCI Escrow Fund.

(i) Indemnity Threshold. Notwithstanding the foregoing provisions of this Article VIII, neither party shall be obligated to indemnify the other, or its successors and assigns, for any Indemnity Claims unless and until the aggregate amount of those Indemnity Claims that the Indemnifying Party otherwise would be obligated to pay exceeds $1,000,000 (the “Threshold”), whereupon the full amount of Losses both above and below the Threshold and up to the amount of the ITG Escrow Fund or SCI Escrow Fund, as the case may be, shall be recoverable by the Indemnified Party; provided, that any Losses suffered by an Indemnified Party arising out of fraud on the part of the Indemnified Party shall not be subject to the Threshold.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Authorization. No action taken or purported to have been taken on behalf of ITG after the date hereof with respect to any Specified Matter shall be valid or effective unless such action has been approved by ITG’s Board of Directors, including approval of the ITG Special Committee member. No action taken or purported to have been taken on behalf of SCI after the date hereof with respect to any Specified Matter shall be valid or effective unless such action has been approved by SCI’s Board of Directors, including approval of the SCI Special Committee member. For purposes of this Agreement, the following shall be deemed to be a “Specified Matter”: (i) any amendment or termination by the applicable party of, and any exercise or enforcement by the applicable party of any right under, this Agreement, (ii) an extension of time for performance granted by such party to the other, (iii) any waiver of any right, condition or obligation by the applicable party under this Agreement, (iv) any action or failure to act that would reasonably be expected to result in a breach by such party, (v) in the case of ITG, settlement of any demands received for appraisal of ITG Common Stock in connection with the Merger, (vi) any change in authority or membership in the applicable party’s special committee of its board of directors and (vii) any exercise by ITG or SCI, as the case may be, of such party’s consent rights under this Agreement.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

(a) if to SCI or Merger Sub,

if prior to the Effective Time, to

Safety Components International, Inc.

41 Stevens Street

Greenville, South Carolina 29605

Attention: Stephen Duerk and Dr. Daniel Tessoni

if after the Effective Time, to

ITG, Inc. f/k/a Safety Components International, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Stephen Duerk and Dr. Daniel Tessoni

with a copy (both prior to and after the Effective Time) to:

Nixon Peabody, LLP

1100 Clinton Square

Rochester, New York 14604

Attention: James A. Locke III, Esq.

with an additional copy (both prior to and after the Effective Time) to:

Wyche Burgess Freeman & Parham, PA

44 West Camperdown Way, 29601

Post Office Box 728

Greenville, South Carolina 29602-0728

Attention: Cary Hall, Esq. and Eric Graben, Esq.

and

(b) if to ITG,

if prior to the Effective Time, to

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Joseph L. Gorga and Stephen Bosworth

if after the Effective Time, to

Safety Components International, Inc. f/k/a

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Joseph L. Gorga and Stephen Bosworth

with a copy (both prior to and after the Effective Time) to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4530

Attention: David Stockton, Esq.

(c) in either case, with copies to:

WL Ross & Co. LLC

101 East 52nd Street

New York, New York 10022

Attention: David L. Wax

and

Jones Day

1420 Peachtree Street

Suite 800

Atlanta, Georgia 30309

Attention: Lizanne Thomas, Esq.

Section 9.3 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(ii) “Affiliated Group” means the U.S. consolidated group of which International Textile Holdings, Inc. is the common parent.

(iii) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

(iv) “Controlling Entity” means any of International Textile Holdings, Inc., WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, Ltd., Absolute Recovery Hedge Fund L.P., or WL Ross & Co. LLC.;

(v) “Environmental Law” means any applicable law, order, regulation, decree, permit, license, code, enforceable standard, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof or as may hereafter be adopted relating to pollution, the protection of human health or the environment, or the spill or release of any Hazardous Substance into the environment;

(vi) “Escrow Agent” means U.S. Bank, or such other bank on which the parties, acting reasonably, may agree;

(vii) “Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among SCI, ITG, the SCI Stockholder Representative, the ITG Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit C, with such changes therein to which the parties, acting reasonably, may agree;

(viii) “Hazardous Substance” means any petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes, including without limitation, mycotoxins, which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “regulated materials,” “toxic substances,” “toxic pollutants,” “toxic air pollutants” or “hazardous air pollutants” under any Environmental Law;

(ix) “Knowledge” of any person that is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and other officers having primary responsibility for such matter, after due inquiry;

(x) “Material Adverse Effect” means, when used in connection with ITG or SCI, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, operations, conditions (financial or otherwise), assets or liabilities of such party (or the Surviving Corporation when used with respect to ITG) and its Subsidiaries, taken as a whole, or (ii) preventing or materially delaying the consummation of the Merger, other than any change, effect, event, occurrence or state of facts (x) relating to the economy in general which does not have a disproportionate impact on such party or (y) relating to the industries in which such party operates in general and not specifically relating to such party;

(xi) “Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or being contested in good faith by appropriate proceedings for which collection and enforcement against the property is stayed, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (c) with respect to the Real Property only (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachment, restrictions, rights of way and any other non-monetary title defects, and (iii) zoning, building and other similar restrictions, and (d) with respect to SCI and its Subsidiaries, Liens granted in connection with (i) the Loan and Security Agreement dated October 11, 2000, as amended, between SCI, certain of its subsidiaries and Wachovia Bank, National Association and (ii) the March 2002 Amendment Number 1 to the Credit Facility Agreement dated May 29, 1997 between HVB Bank Czech Republic a.s, (formerly, Bank Austria) and Automotive Safety Components International s.r.o. and the related SCI March 2002 $500,000 Guarantee thereof, and (e) with respect to ITG and its Subsidiaries, Liens granted in connection with (i) the Credit Agreement dated August 2, 2004, by and among ITG, certain of its subsidiaries, Bank of America, N.A., General Electric Capital Corporation and The CIT Group/Commercial Services, Inc., (ii) the Bank of China Foreign Exchange Loan by and between Cone Denim (Jiaxing) Limited and the Jiaxing Municipal Branch of Bank of China and (iii) the Amended and Restated Term Loan Agreement dated June 30, 2006, by and between Parras Cone de Mexico, S.A. de C.V. and General Electric Capital Corporation.

(xii) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(xiii) “Solid Waste” means any material defined as solid waste under the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., any state counterpart, or any other applicable Environmental Law;

(xiv) “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(xv) “Taxes” shall mean (a) any federal, state, local, foreign and other income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, value added, sales, use, excise (including the golden parachute excise tax imposed by Section 4999 of the Code, the deferred compensation excise tax imposed by Section 409A of the Code, and the green mail excise tax imposed by Section 5881 of the Code), customs duties, transfer, conveyance, registration, stamp, documentation, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, real property transfer gains, personal property, ad valorem, intangibles, rent, occupancy, firearm, ammunition, license, occupation, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, withholding, estimated or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including all interest and penalties thereon and additions thereto whether disputed or not) imposed by any Governmental Entity and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

(b) Each of the following terms is defined in this Section set forth opposite such term:

Adjusted Option	Section 2.4(a)(i)

Agreement	First paragraph

Certificates	Section 2.2(b)

Certificate of Merger	Section 1.3

Closing	Section 1.2

Closing Date	Section 1.2

Closing Date Merger Consideration	Section 2.1(d)

COBRA	Section 3.1(o)(iii)

Code	Recital D

Confidentiality Agreement	Section 5.3

DGCL	Section 1.1

Dissenting Shares	Section 2.3(a)

Effective Time	Section 1.3

ERISA	Section 3.1(o)(i)

Exchange Act	Section 3.2(e)

Exchange Agent	Section 2.2(a)

Exchange Ratio	Section 2.1(c)

Form S-4	Section 3.1(f)

GAAP	Section 3.1(g)(i)

Governmental Entity	Section 3.1(e)

Holdco	Section 3.1(r)(iv)

HSR Act	Section 3.1(e)

Indemnified Party	Section 8.2(e)

Indemnifying Party	Section 8.2(e)

Indemnity Claim	Section 8.2(f)

IRS	Section 3.1(o)(ii)

ITG	First paragraph

ITG 2005 Top Customers	Section 3.1(y)

ITG Benefit Plans	Section 3.1(o)(i)

ITG Common Stock	Section 2.1(b)

ITG Disclosure Schedule	Section 3.1

ITG Escrow Fund	Section 2.1(d)

ITG Escrow Shares	Section 2.1(d)

ITG Financial Statements	Section 3.1(g)(i)

ITG Intellectual Property	Section 3.1(w)(i)

ITG Licensed Intellectual Property	Section 3.1(w)(i)

ITG Multiemployer Plans	Section 3.1(o)(i)

ITG Multiple Employer Plans	Section 3.1(o)(i)

ITG Owned Intellectual Property	Section 3.1(w)(i)

ITG Pension Plan	Section 3.1(o)(v)

ITG Plans	Section 3.1(o)(i)

ITG Proceeding	Section 3.1(i)

ITG Scheduled Intellectual Property	Section 3.1(w)(ii)

ITG Special Committee	Recital A

ITG Stock Option	Section 2.4(a)(i)

ITG Stock Plan	Section 2.4(a)(ii)

ITG Stockholder Approval	Section 3.1(d)

ITG Stockholder Notice	Section 5.2

ITG Stockholder Representative	Section 8.2(d)

ITG Stockholder Representative Parties	Section 8.2(d)

ITG Trademarks	Section 3.1(w)(i)

Laws	Section 3.1(j)(i)

Liens	Section 3.1(b)

Losses	Section 8.2(a)

Material Agreement	Section 3.1(s)

Merger	Recital A

Merger Consideration	Section 2.1(c)

Merger Sub	First paragraph

Merger Sub Common Stock	Section 3.2(c)(ii)

Non-U.S. ITG Benefit Plans	Section 3.1(o)(xi)

Non-U.S. SCI Benefit Plans	Section 3.2(o)(xi)

Outside Date	Section 7.1(b)(i)

Owned Real Property	Section 3.1(q)(i)

Permits	Section 3.1(j)(ii)

Real Property	Section 3.1(q)(ii)

Real Property Leases	Section 3.1(q)(ii)

Regulatory Agreement	Section 3.1(j)(iii)

Restraints	Section 6.1(c)

RSM EquiCo	Section 3.2(m)

SCI	First paragraph

SCI Benefit Plans	Section 3.2(o)(i)

SCI Charter Amendment	Section 1.7(a)

SCI Common Stock	Section 2.1(c)

SCI Disclosure Schedule	Section 3.2

SCI Dividend Shares	Section 1.8

SCI Escrow Fund	Section 1.8

SCI Escrow Shares	Section 1.8

SCI Independent Director	Section 8.2(e)

SCI Intellectual Property	Section 3.2(i)

SCI Licensed Intellectual Property	Section 3.2(i)

SCI Multiemployer Plans	Section 3.2(o)(i)

SCI Multiple Employer Plans	Section 3.2(o)(i)

SCI Owned Intellectual Property	Section 3.2(i)

SCI Pension Plan	Section 3.2(o)(v)

SCI Plans	Section 3.2(o)(i)

SCI Proceeding	Section 3.2(i)

SCI SEC Documents	Section 3.2(g)

SCI Scheduled Intellectual Property	Section 3.2(r)(ii)

SCI Special Committee	Recital A

SCI Stockholder Approval	Section 3.2(d)

SCI Stockholder Representative	Section 8.2(e)

SCI Stockholder Representative Party	Section 8.2(e)

SCI Stockholders’ Meeting	Section 3.2(f)

SCI Trademarks	Section 3.2(r)(i)

SEC	Section 3.1(f)

Securities Act	Section 3.1(f)

Specified Matter	Section 9.1

Survival Period	Section 8.1(a)

Surviving Corporation	Section 1.1

Threshold	Section 8.2(i)

Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.5, Section 5.6, Section 8.2(d) and Section 8.2(e) are not intended to confer upon any person other than the parties any rights or remedies.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, SCI, Merger Sub and ITG have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAFETY COMPONENTS INTERNATIONAL, INC.

By	/s/ Stephen B. Duerk
Name: Stephen B. Duerk
Title: President

SCI MERGER SUB, INC.

By	/s/ Stephen B. Duerk
Name: Stephen B. Duerk
Title: President

INTERNATIONAL TEXTILE GROUP, INC.

By	/s/ Joseph L. Gorga
Name: Joseph L. Gorga
Title: President & CEO

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